UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cleco Corporation

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Proxy Statement

and

Notice of

Annual Meeting

of Shareholders

to be held on

April 25, 2008

March 13, 2008

CLECO CORPORATION

2030 Donahue Ferry Road

Pineville, Louisiana 71360-5226

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	9:00 a.m., Central time, on Friday, April 25, 2008

PLACE	Country Inn & Suites by Carlson 2727 Monroe Highway Pineville Convention Center, Red River Room, The Pines Pineville, Louisiana 71360

ITEMS OF BUSINESS	(1) To elect three directors each of whom will serve a three-year term expiring in 2011, or until their successors are elected and qualified.

(2)    To ratify the Audit Committee’s appointment of the firm of PricewaterhouseCoopers LLP as Cleco Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

(3) To transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof.

RECORD DATE	You can vote if you were a shareholder of record as of the close of business on February 25, 2008.

ANNUAL REPORT	Our 2007 Annual Report and Form 10-K for the fiscal year ended December 31, 2007, neither of which is a part of the proxy soliciting material, are enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the annual meeting. Please mark, sign, date, and promptly return the enclosed proxy card in the postage-paid envelope, or vote through the Internet as described in the enclosed proxy card. Any proxy may be revoked at any time prior to its exercise at the annual meeting.

Judy P. Miller
Corporate Secretary

March 13, 2008

PROXY STATEMENT

CLECO CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 25, 2008

Cleco Corporation is furnishing you this proxy statement because you are a holder of Cleco common stock or preferred stock. The Cleco board of directors is soliciting proxies for use at the Cleco annual meeting of shareholders and at any adjournments or postponements of the annual meeting. The annual meeting will be held at 9:00 a.m., Central time, on Friday, April 25, 2008, at the Country Inn & Suites by Carlson, 2727 Monroe Highway, Pineville Convention Center, Red River Room, The Pines, Pineville, Louisiana 71360 (please see the map included as Appendix A). The voting stock of Cleco consists of shares of common stock and preferred stock, with each share of common stock and preferred stock entitling its owner to one vote. The holders of common stock and preferred stock vote together as a single class, except in the election of directors, where holders of common stock can cumulate their votes. At the annual meeting, holders of record of Cleco voting stock at the close of business on February 25, 2008 will be entitled to vote upon proposals relating to:

•	the election of three directors each of whom will serve until the annual meeting in 2011, or until their successors are elected and qualified;

•

the ratification of the Audit Committee’s appointment of the firm of PricewaterhouseCoopers LLP as Cleco Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

•	the consideration of any other business that may properly come before the meeting.

The board of directors recommends that you vote “FOR” the election of the three nominees for director and “FOR” the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as Cleco Corporation’s independent registered public accounting firm.

This proxy statement and the accompanying proxy card are being mailed first on or about March 13, 2008 to record shareholders of Cleco as of the close of business on February 25, 2008.

INTRO DUCTION

Gene ral

This is the proxy statement of Cleco Corporation. Unless the context clearly indicates otherwise or unless otherwise noted, all references in this proxy statement to “Cleco” or the “Company” mean Cleco Corporation.

Proxy Soli citation

The enclosed proxy is solicited on behalf of the Cleco board of directors to be voted at the annual meeting. The management of Cleco will solicit proxies by mail, telephone, facsimile, the Internet or overnight delivery. Proxies also may be solicited in advertisements and in person by Cleco officers and employees. Cleco has hired Morrow & Co., LLC to assist in the solicitation of proxies. Morrow’s fee is approximately $7,500 plus expenses. Other than Morrow, no specially engaged solicitors will be retained to solicit proxies. Cleco is responsible for the payment of all expenses of the solicitation, including the cost of preparing and mailing this proxy statement and the reimbursement of brokerage firms and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of Cleco voting stock.

All duly executed proxies will be voted in accordance with their instructions. If no instructions are in an executed proxy, the shares represented by such proxy will be voted at the annual meeting or any adjournments or postponements thereof “FOR” each of the proposals and, in the discretion of the persons named in the proxy, on any other business that may properly come before the annual meeting. Management is not aware of any other matters that are likely to be brought before the annual meeting.

Cleco’s principal executive offices are located at 2030 Donahue Ferry Road, Pineville, Louisiana 71360-5226, and Cleco’s telephone number is (318) 484-7400. Cleco’s homepage on the Internet is located at http://www.cleco.com.

Record Date and Voting Rights

Holders of record of outstanding voting stock as of the close of business on February 25, 2008 are entitled to receive notice of and to vote at the annual meeting. As of February 25, 2008, there were 60,174,284 shares of Cleco common stock outstanding and 10,288 shares of Cleco preferred stock outstanding. As of February 25, 2008, all officers and directors of Cleco, as a group, beneficially owned 2.0% of the outstanding shares of Cleco common stock and none of the outstanding shares of Cleco preferred stock.

This proxy provides you with the opportunity to specify your approval or disapproval of, or abstention with respect to, the following proposals:

•	Proposal 1—the election of three directors to serve until the 2011 annual meeting of shareholders, or until their successors are elected and qualified; and

•	Proposal 2—the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as Cleco’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

Generally, under Louisiana law and Cleco’s Amended and Restated Articles of Incorporation and Bylaws, an abstention by a shareholder who is either present in person at the annual meeting or represented by proxy is not a vote “cast” and is counted neither “for” nor “against” the matter subject to the abstention. Broker non-votes on matters are treated as shares as to which voting power has been withheld by the beneficial holders of those shares and, therefore, as shares not entitled to vote. Under Louisiana law and Cleco’s Bylaws, a quorum is based upon the number of outstanding shares of voting stock, including shares relating to abstentions.

Election of directors is by plurality of the voting stock, with each holder of Cleco common stock being able to cast as many votes as equal the number of such holder’s shares of common stock multiplied by the number of directors to be elected. Each holder of Cleco common stock may cumulate all or any part of these votes for one or more of the nominees.

The proxy enclosed for record holders of voting stock is for the number of shares registered in your name with Cleco, together with any additional full shares held in your name in Cleco’s Dividend Reinvestment Plan (“DRIP”).

If you are an employee of Cleco and participate in the Cleco Savings and Investment Plan (“401(k) Savings Plan”), you may vote the number of shares of Cleco common stock equivalent to your interest in the Cleco common stock fund of the 401(k) Savings Plan as of the close of business on February 25, 2008, the record date for the annual meeting. Additionally, if you are an employee of Cleco and participate in the Cleco Employee Stock Purchase Plan (“Stock Purchase Plan”), you may vote the number of shares of Cleco common stock purchased with your payroll deductions as of the record date. In any case, complete and return the proxy card being mailed with this proxy statement. The trustee under the 401(k) Savings Plan and/or the custodian under the Stock Purchase Plan will vote the shares allocated to your account(s) according to your instructions. If you do not send instructions within the time required, the share equivalents credited to your account(s) will not be voted.

Please call Cleco’s Office of Shareholder Assistance at 1-800-253-2652 with any questions relating to the proposals to be considered at the annual meeting.

Execution and Revoc ation of Your Proxy

Shares represented by proxies properly signed and returned will be voted at the annual meeting in accordance with the shareholder’s specifications. If a proxy is signed but no voting specification is made, then the shares represented by the proxy will be voted “FOR” the election of the three nominees for director and “FOR” the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as Cleco’s independent registered public accounting firm, and in accordance with the recommendations of the Cleco board of directors on any other proposals that may properly come before the annual meeting.

A shareholder who gives a proxy may revoke it at any time before the proxy is voted at the annual meeting. To revoke a proxy, a written instrument signed in the same manner as the proxy must be delivered to the corporate secretary of Cleco at or before the annual meeting. Also, a shareholder who attends the annual meeting in person may vote by ballot at the meeting, thereby canceling his or her proxy.

Internet Ava ilability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for Cleco’s Shareholder Meeting to be held on April 25, 2008. This proxy statement, the related proxy cards, the 2007 Annual Report and the 2007 Form 10-K are available on Cleco’s Web site. To access the documents, please go to http://www.cleco.com; For Investors—Investor Publications/Presentations—Proxy Statements.

PROPOSAL NUMBER 1—ELECTION OF THREE CLASS II DIRECTORS

Cleco’s Bylaws provide for the division of Cleco’s board of directors into three classes, Class I, Class II and Class III, with each class consisting, as nearly as possible, of one-third of the number of directors constituting the whole board. Cleco’s board of directors currently has a total of 10 directors: four are in Class I, three are in Class II, and three are in Class III (including Mr. F. Ben James, Jr., who will retire immediately prior to the 2008 annual meeting, as discussed below). The term of each directorship is three years. The terms of the three classes are staggered in a manner so that only one class is elected by the shareholders annually. The three Class II director positions are proposed for election this year to serve as members of Cleco’s board of directors until the annual meeting of shareholders in 2011, or until their successors are elected and qualified.

The persons named in the accompanying proxy may act with discretionary authority to cumulate the votes attributable to shares of Cleco common stock represented by the proxy and to vote for other nominees upon the unavailability of a named nominee, although management is not aware of any circumstance likely to render any of the named nominees unavailable for election. Unless a shareholder specifies otherwise, the persons named in the accompanying proxy intend to vote in favor of the nominees listed below. The three persons who receive the most votes cast will be elected as directors.

All of the nominees listed below currently serve as directors of Cleco. Directors who are members of Classes I and III, who are continuing as directors at this time and whose terms of office expire in 2010 and 2009, respectively, are named below following the information concerning the three nominees for election as Class II directors. Mr. F. Ben James, Jr., who has served as a director since 1986, will retire from the board of directors effective immediately prior to the 2008 annual meeting of shareholders, since he has reached the retirement age for outside directors specified in Cleco’s Bylaws.

The Nominating/Governance Committee is following the steps discussed below under “Director Nomination Process” and has engaged an executive search firm to assist in the recruitment of new board members to fill the vacancy created by Mr. James’ retirement, as well as upcoming retirements. The Nominating/Governance Committee is working to identify attributes of potential new board members to determine those attributes that will be most useful in the work of the board. In anticipation of Mr. James’ retirement, the board has decreased the number of directors from ten to nine. Depending upon the outcome of the work of the search firm, the board may determine to increase the number of directors and appoint one or more board members identified in the search. At the time of the mailing of this proxy statement, this work is not complete and the Nominating/Governance Committee is not prepared to make a recommendation regarding a candidate to be nominated at the 2008 annual meeting of shareholders. Any new directors appointed by the board will be Class III directors with terms of office expiring in 2009.

Cleco’s board of directors unanimously has approved the nomination of the three nominees for Class II director and recommends that you vote “FOR” the election of the three nominees for Class II director.

Below is information concerning the three nominees for election as Class II directors at the annual meeting, as well as the continuing Class I and Class III directors, including the business experience of each during the past five years.

Clas s II Directors (nominees to be elected at the 2008 annual meeting; terms of office expire in 2011)

•

William L. Marks is a director of and has been chairman and chief executive officer of Whitney Holding Corporation, a bank holding company engaged in commercial, retail and international banking services, as well as brokerage, investment, trust and mortgage services, and Whitney National Bank for more than five years. Mr. Marks is planning to retire from these positions effective March 15, 2008. Mr. Marks, who is 64 years old, has been a director of Cleco since 2001 and is chairman of the Finance Committee and a member of the Compensation and Executive Committees. He is also a director of Adtran, Inc. and serves on the board of trustees of Wake Forest University.

•

Robert T. Ratcliff, Sr. has been chairman, president and chief executive officer of Ratcliff Construction Company, LLC, a company primarily engaged in the design and construction of industrial, commercial and governmental facilities, for more than five years. Mr. Ratcliff, who is 65 years old, has been a director of Cleco since 1993 and is a member of the Audit and Finance Committees.

•

William H. Walker, Jr., who is retired, was employed by Howard Weil, Inc., an investment banking firm, as president for more than five years before retiring in 2005. He also served as a member of the board of directors of Howard Weil, Inc. during that time. Mr. Walker, who is 62 years old, has been a director of Cleco since 1996 and is chairman of the Compensation Committee and a member of the Executive and Finance Committees.

Class I Directors (terms of office expire in 2010)

•

Sherian G. Cadoria, who is retired, served as president of Cadoria Speaker and Consultancy Service for more than five years before retiring in December 2004. She also retired as Brigadier General of the United States Army in 1990 after a 29-year military career. General Cadoria, who is 68 years old, has been a director of Cleco since 1993 and is a member of the Audit, Nominating/Governance and Qualified Legal Compliance Committees.

•

Richard B. Crowell has been engaged in the practice of law for more than five years as a member of the law firm of Crowell & Owens. Mr. Crowell, who is 69 years old, has been a director of Cleco since 1997 and is a member of the Audit, Nominating/Governance and Qualified Legal Compliance Committees. He is also a director of Whitney Holding Corporation and Whitney National Bank.

•

Michael H. Madison has served as president and chief executive officer of Cleco since May 2005 and as president and chief operating officer of Cleco Power LLC, the wholly owned utility subsidiary of Cleco Corporation, from October 2003 to May 2005. He was state president, Louisiana-Arkansas with American Electric Power from June 2000 to September 2003. Mr. Madison, who is 59 years old, joined Cleco in 2003 and was elected a director by the board of directors in May 2005. Mr. Madison is a member of the Executive Committee.

•

W. L. Westbrook was employed by Southern Company from April 1964 until his retirement in March 2001 and was its chief financial officer and senior risk officer from 1986 until his retirement in 2001. He was responsible for finance, accounting, tax, risk management and investor relations. Mr. Westbrook was retained as a consultant by Mirant Corporation, a former subsidiary of Southern Company, in August 2002 and served as senior vice president and interim principal accounting officer until March 2003. In July 2003, Mirant Corporation and certain of its subsidiaries filed for protection under Chapter 11 of the U.S. Bankruptcy Code. In January 2006, Mirant Corporation exited bankruptcy. Mr. Westbrook, who is 69 years old, has been a director of Cleco since July 2003 and is chairman of the Audit Committee and a member of the Compensation, Executive and Finance Committees.

Class I II Directors (terms of office expire in 2009)

•

J. Patrick Garrett, who is retired, was employed by Windsor Food Company Ltd., a privately held company engaged in the food processing business, where he served as president and chief executive officer from 1995 until 1999. Mr. Garrett, who is 64 years old, has been a director of Cleco since 1981. Mr. Garrett is chairman of the board of directors and chairman of the Executive, Nominating/Governance and Qualified Legal Compliance Committees. Mr. Garrett also presides over executive sessions of non-management directors.

•

Elton R. King, who is retired, was employed as president and chief executive officer of Visual Networks, Inc., a company engaged in providing application performance and network management solutions, from June 2001 until August 2002 and also served as a member of its board of directors during that time. Mr. King retired from BellSouth Telecommunications, Inc. in 1999, where he had been employed for more than five years, serving most recently as the president of its network and carrier services group. Mr. King, who is 61 years old, has been a director of Cleco since 1999 and is a member of the Compensation and Finance Committees.

Indepe ndence and Organization of the Board of Directors

Cleco’s board of directors has delegated some of its authority to six committees. These are the Executive Committee, the Audit Committee, the Compensation Committee, the Finance Committee, the Nominating/ Governance Committee and the Qualified Legal Compliance Committee. The members of those committees are identified, as appropriate, under “—Class I Directors,” “—Class II Directors” and “—Class III Directors” above. In accordance with current listing standards of the New York Stock Exchange (“NYSE”), Cleco’s board of directors has adopted categorical standards to assist it in making determinations of director independence that are required by the NYSE. These categorical standards which were last revised by the board of directors in January 2005 were included as Appendix B to the 2006 proxy statement and are posted on Cleco’s Web site at www.cleco.com. A copy of the standards also is available free of charge by request sent to: Shareholder Services, Cleco, P.O. Box 5000, Pineville, LA 71361-5000. The board of directors has determined that all of its directors, except Mr. Madison, who is chief executive officer of Cleco, meet the categorical standards and are independent within the meaning of the current listing standards of the NYSE.

The Executive Committee exercises all powers of the board of directors, as defined and limited by Cleco’s Bylaws, between meetings of the full board whenever it is not desirable or practical to conduct a meeting of the full board. The Executive Committee operates under a written charter adopted by the board of directors in January 2003 and revised in May 2005, a copy of which is posted on Cleco’s Web site at www.cleco.com. A copy of this charter also is available free of charge by request sent to: Shareholder Services, Cleco, P.O. Box 5000, Pineville, LA 71361-5000. The Executive Committee held one telephone meeting in 2007.

The Audit Committee selects Cleco’s independent registered public accounting firm, reviews the scope of audits, reviews and recommends to Cleco’s board of directors financial reporting and accounting practices, and reviews Cleco’s procedures for internal auditing and the adequacy of its system of internal accounting controls. On a quarterly basis, the Audit Committee reviews activity reported through Cleco’s Ethics Helpline, which provides a means for employees to anonymously seek guidance or report allegations of misconduct. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 and operates under a written charter adopted by the board of directors in April 2000 and last revised in July 2007, a copy of which is attached as Appendix B and is posted on Cleco’s Web site at www.cleco.com. A copy of this charter also is available free of charge by request sent to: Shareholder Services, Cleco, P.O. Box 5000, Pineville, LA 71361-5000. The Audit Committee held eight meetings, four of which were formal telephone meetings, during 2007.

The Compensation Committee approves, or in some cases recommends to Cleco’s board of directors, remuneration arrangements and compensation plans involving Cleco’s officers and employees and administers the annual incentive compensation program and the granting of stock options, restricted stock and other awards to eligible employees under Cleco’s 2000 Long-Term Incentive Compensation Plan (“LTIP”). The Compensation Committee operates under a written charter adopted by the board of directors in January 2003 and last revised in July 2007, a copy of which is posted on Cleco’s Web site at www.cleco.com. A copy of this charter also is available free of charge by request sent to: Shareholder Services, Cleco, P.O. Box 5000, Pineville, LA 71361-5000. The Compensation Committee held five meetings, one of which was a formal telephone meeting, in 2007.

The Finance Committee reviews and recommends to the board of directors actions related to Cleco’s dividend and investment policies, corporate financing plans and major financial undertakings. The Finance Committee operates under a written charter adopted by the board of directors in May 2005, a copy of which is posted on Cleco’s Web site at www.cleco.com. A copy of this charter also is available free of charge by request sent to: Shareholder Services, Cleco, P.O. Box 5000, Pineville, LA 71361-5000. The Finance Committee held five meetings in 2007.

The Nominating/Governance Committee considers and makes recommendations to the board of directors with respect to the size and composition of the board, potential candidates for membership on the board, compensation of directors, the effectiveness, structure and operation of the board, nominees for officers of Cleco and its affiliates, and changes to Cleco’s Corporate Governance Guidelines. The Nominating/Governance Committee operates under a written charter adopted by the board of directors in January 2003 and last revised in April 2007, a copy of which is posted on Cleco’s Web site at www.cleco.com. A copy of this charter also is available free of charge by request sent to: Shareholder Services, Cleco, P.O. Box 5000, Pineville, LA 71361-5000. The Nominating/Governance Committee held four meetings in 2007.

Cleco’s board of directors held four regular meetings and two special meetings during 2007. Generally, in months when a formal meeting is not held, members of Cleco’s board of directors are provided with written reports regarding the operations of Cleco, may hold informal telephone conference meetings if business needs dictate, and also are consulted informally from time to time with respect to pending business. When necessary, special meetings, including formal telephone meetings, are called as official board meetings to deal with specific action items. Cleco’s Corporate Governance Guidelines provide that executive sessions of non-management directors will be scheduled at the conclusion of all official in-person meetings of the board and its committees, although non-management directors may meet in executive session at any time. During 2007, all directors attended at least 75% of the total number of formal meetings of Cleco’s board of directors and of the committees of Cleco’s board of directors on which such directors served. Directors also are expected to attend each annual meeting of shareholders. The 2007 annual meeting of shareholders was attended by all directors serving at that time.

During 2007, all members of Cleco’s board of directors served as members of the board of managers of Cleco Power LLC, Cleco’s wholly owned utility subsidiary.

Cleco’s Corporate Govern ance Guidelines

Cleco’s Corporate Governance Guidelines were adopted by the board of directors in January 2002. These guidelines are intended to complement Cleco’s Amended and Restated Articles of Incorporation and Bylaws and address, among other things, the mission, the structure, and the operation of the board of directors. The guidelines may change from time to time as the board of directors may determine such change to be in the best interest of Cleco and its shareholders. The Corporate Governance Guidelines were last revised in July 2007 and are posted on Cleco’s Web site at www.cleco.com. The Corporate Governance Guidelines also are available free of charge by request sent to: Shareholder Services, Cleco, P.O. Box 5000, Pineville, LA 71361-5000.

Cleco’s Code of Business Conduct & Ethics

Cleco has adopted a Code of Conduct that applies to its principal executive officer, principal financial officer, principal accounting officer and treasurer. Cleco also has adopted Ethics & Business Standards applicable to all employees and the board of directors. In addition, the board of directors has adopted Conflicts of Interest and Related Policies to prohibit certain conduct and to reflect the expectation of the board of directors that its members engage in and promote honest and ethical conduct in carrying out their duties and responsibilities, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships and corporate opportunities. Under the Conflicts of Interest and Related Policies, which were last revised in April 2007, Cleco considers transactions that are reportable under the Securities and Exchange Commission’s (“SEC”) rules for transactions with related parties to be conflicts of interest and prohibits them. Any request, waiver, interpretation or other administration of the policy shall be referred to the Nominating/Governance Committee of Cleco’s board of directors. Any recommendations by the Nominating/Governance Committee to implement a waiver shall be referred to the full board of directors for a final determination. The Code of Conduct, Ethics & Business Standards, and Conflicts of Interest and Related Policies are posted on Cleco’s Web site at www.cleco.com. Each of these documents also is available free of charge by request sent to: Shareholder Services, Cleco, P.O. Box 5000, Pineville, LA 71361-5000.

Director Nomination Process

Cleco’s Corporate Governance Guidelines set forth Cleco’s method of selecting director nominees and provide for annual evaluations of the board and the board committees as a whole. In connection with these evaluations, which were completed for the first time in 2004, Cleco’s board of directors identified, and the Nominating/Governance Committee compiled, attributes of the board’s incumbent members believed to contribute to the work of the board and its committees, including leadership, accomplishments, skills, diversity, integrity and commitment to board duties. When a position on the board of directors becomes vacant, or if the number of members on the board of directors is being increased, the Nominating/Governance Committee will review these attributes of the incumbent board members and determine the attributes that, if possessed by the new board member, would likely result in the most significant contribution to the board of directors. Persons recommended to the Nominating/Governance Committee for consideration as nominees for a vacant or new board position will then be evaluated with respect to the attributes determined by the committee to be optimal for the vacant or new position. Following the evaluation, which may involve interviews or other procedures the Nominating/Governance Committee deems appropriate, the committee will make a recommendation to the board of directors regarding a candidate either to be nominated at the next annual meeting of shareholders or elected by the board between such meetings.

Recommendations for potential nominees may come from any source, including members of the board of directors, shareholders, self-recommendations, members of the communities Cleco serves or search firms. All persons recommended for a vacant or new board position will be given equal consideration regardless of the source of the recommendation. Cleco’s Nominating/Governance Committee did not receive any nominees for election as director at the 2008 annual meeting of shareholders from a shareholder or group of shareholders who individually, or in the aggregate, beneficially owned more than 5% of Cleco’s voting common stock for at least one year.

Any person wishing to make a recommendation for a person to be considered by the Nominating/Governance Committee pursuant to the process described above as a potential nominee to the board of directors should direct the recommendation to the chairman of the Nominating/Governance Committee in care of Cleco’s corporate secretary. However, Cleco is not obligated to nominate any nominee that is recommended to the Nominating/Governance Committee following these processes. Separately, Cleco’s Bylaws contain certain provisions concerning nomination of a director by a shareholder, which are described below under the caption “Proposals by Shareholders.”

Communications with the Board of Directors

The Corporate Governance Guidelines provide for communications with the board of directors by shareholders and other interested persons. In order that shareholders, employees and other interested persons may make their concerns known to the board, Cleco has established a procedure for communications with the board through the non-management chairman of the board. The procedure is intended to provide a method for confidential communication while at the same time protecting the privacy of the members of the board. Any shareholder or other interested person wishing to communicate with the board of directors, or the non-management members of the board, may do so by addressing such communication as follows:

Chairman of the Board of Directors

c/o Corporate Secretary

Cleco Corporation

P. O. Box 5000

Pineville, LA 71361-5000

Upon receipt, Cleco’s corporate secretary will forward the communication, unopened, directly to the non-management chairman of the board. The chairman of the board will, upon review of the communication, make a determination as to whether it should be brought to the attention of the other non-management members and/or the management member of the board of directors and whether any response should be made to the person sending the communication, unless the communication was made anonymously.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table describes the Cleco common stock and Cleco preferred stock beneficially owned by Cleco directors and nominees, the executive officers named in the Summary Compensation Table below, and the directors and executive officers as a group. Shares of stock are “beneficially owned” by a person if the person directly or indirectly has or shares the power to vote or dispose of the shares, regardless of whether the person has any economic interest in the shares. A person also beneficially owns shares as to which the person has the right to acquire beneficial ownership within 60 days, as in the case of the stock options set forth under the “Options Exercisable Within 60 Days” column in the following table.

All information in the table is as of February 1, 2008, and is based upon information supplied by the directors and officers. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

	Amount and Nature of Beneficial Ownership of Common Stock					Amount and Nature of Beneficial Ownership of Preferred Stock
	Direct(1)	Options Exercisable Within 60 Days(2)	Other(3)		Percent of Class	Number of Shares(8)	Percent of Class
Directors and Nominees
Sherian G. Cadoria	2,300	22,200	11,403	(4)	*	—	—
Richard B. Crowell	94,548	7,500	130,615	(5)	*	—	—
J. Patrick Garrett	49,213	—	20,483	(4)	*	—	—
F. Ben James, Jr.	20,503	17,834	—		*	—	—
Elton R. King	26,685	18,056	—		*	—	—
William L. Marks	23,056	14,167	—		*	—	—
Robert T. Ratcliff, Sr.	14,262	19,168	5,292	(4)	*	—	—
William H. Walker, Jr.	68,589	19,168	28,090	(4)	*	—	—
W. L. Westbrook	3,417	—	23,128	(4)	*	—	—

Named Executive Officers
Michael H. Madison(6)	77,459	6,000	—		*	—	—
Kathleen F. Nolen	38,737	15,667	3,583		*	—	—
Dilek Samil	59,807	10,226	—		*	—	—
George W. Bausewine	35,824	40,000	—		*	—	—
William G. Fontenot	37,970	—	3,702		*	—	—

Former Executive Officer
Samuel H. Charlton III(7)	42,141	—	—		*	—	—
All directors, nominees and executive officers as a group (24 persons, including those listed above)	760,159	227,612	226,477		2.0%	—	—

*	Less than 1% of the outstanding stock of the class.
(1)

“Direct” represents shares as to which each named individual has sole voting or dispositive power, including shares of Cleco common stock allocated under the 401(k) Savings Plan and shares of common stock granted as restricted stock awards under Cleco’s long-term incentive plans, which include the LTIP and the 1990 Long-Term Incentive Compensation Plan which expired in December 1999. No additional grants can be made under the 1990 plan. Shares of common stock under the 401(k) Savings Plan were held by the persons in the table above as follows: Mr. Madison, 3,647; Ms. Nolen, 6,924; Ms. Samil, 1,546; Mr. Bausewine, 7,932; Mr. Fontenot, 9,138; and Mr. Charlton, 10,731. The other executive officers included in the amount shown for all directors, nominees and executive officers as a group hold 42,384 shares of common stock under the 401(k) Savings Plan. Shares of common stock awarded under the LTIP that were restricted as of February 1, 2008 were held by the persons in the table above as follows: Mr. Madison, 78,714; Ms. Nolen, 22,024; Ms. Samil, 35,666; Mr. Bausewine, 18,002; Mr. Fontenot, 13,302; Mr. Charlton, 4,838; and the other executive officers included in the amount shown for all directors, nominees and executive officers as a group, 91,364.

(2)	“Options Exercisable Within 60 Days” reflects the number of shares that could be purchased by exercise of options at February 1, 2008 or within 60 days thereafter under Cleco’s long-term incentive plans.
(3)	“Other” represents the number of shares of common stock as to which the named individuals share voting and dispositive power with another person and shares of phantom stock related to shares of restricted stock granted under Cleco’s LTIP.
(4)	Represents shares of phantom stock related to shares of restricted stock granted under Cleco’s LTIP. General Cadoria, Mr. Garrett, Mr. Ratcliff, Mr. Walker and Mr. Westbrook have elected to defer receipt of these shares of restricted stock granted to them under the LTIP. Each share of phantom stock is the economic equivalent of one share of Cleco common stock.
(5)	Includes 130,615 shares owned by members of Mr. Crowell’s family and family trusts, for which beneficial ownership is disclaimed.
(6)	Mr. Madison is also a director of Cleco.
(7)	Effective August 1, 2007, Mr. Charlton ceased to be the Senior Vice President & COO – Cleco Midstream Resources.
(8)	In last year’s proxy statement, the “Number of Shares” represented the number of shares of Cleco preferred stock allocated under the 401(k) Savings Plan that was convertible into shares of Cleco common stock. In March 2007, in order to comply with provisions of the Pension Protection Act of 2006, 190,372 shares of Employee Stock Ownership Plan (ESOP) preferred stock were converted into 1.8 million shares of Cleco common stock. The ESOP trustee holds the newly converted shares of Cleco common stock on behalf of the 401(k) Savings Plan participants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth as of December 31, 2007, each person known to Cleco to be the beneficial owner of more than 5% of the outstanding shares of any class of Cleco’s voting securities.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	OppenheimerFunds, Inc. Two World Financial Center 225 Liberty Street New York, NY 10281	3,283,722	(1)	5.47%

Common Stock	T. Rowe Price Associates, Inc. (“Price Associates”) 100 E. Pratt Street Baltimore, MD 21202	3,111,550	(2)	5.1%

(1)	As of December 31, 2007, based solely on a Schedule 13G filed with the SEC. These securities are owned by various individual and institutional investors for which OppenheimerFunds, Inc. serves as investment adviser with power to direct investments and/or shared power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, OppenheimerFunds, Inc. is deemed to be a beneficial owner of such securities; however, OppenheimerFunds, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.
(2)	As of December 31, 2007, based solely on a Schedule 13G filed with the SEC. These securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Cleco’s executive officers and directors, and persons who beneficially own more than 10% of a registered class of Cleco’s equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Cleco’s equity securities. To Cleco’s knowledge, based solely on review of the copies of such reports furnished to Cleco, for the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its executive officers, directors and greater-than-10% shareholders were satisfied, except that General Cadoria, Mr. Garrett, Mr. Ratcliff, Mr. Walker and Mr. Westbrook each failed to timely file reports on Form 4 with respect to certain transactions involving the deferral of shares of restricted and unrestricted Cleco common stock under Cleco’s Deferred Compensation Plan. Under Section 16(a), such shares should be treated as shares of “phantom stock.” Upon discovery of the prior characterization of such deferred shares as non-derivative securities and upon receiving legal advice regarding such characterization, each of the named directors promptly filed amendments to various previously filed Form 4s and filed Form 4s relating to dividend shares credited to their deferred compensation accounts as follows: General Cadoria, one late report relating to eight transactions; Mr. Garrett, one late report relating to eight transactions; Mr. Ratcliff, one late report relating to four transactions; Mr. Walker, one late report relating to eight transactions; and Mr. Westbrook, one late report relating to eight transactions. Mr. Ratcliff also filed one late Form 4 relating to a reallocation of a portion of his deferred compensation account balance into shares of Cleco common stock.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Overview

Overall Program Design

Cleco’s executive compensation and benefit philosophy is to provide market-based programs that pay or award our executive officers at levels approximating the competitive market. We also believe in paying above the market for superior performance and below the market for underperformance. Our Compensation Committee uses peer groups to evaluate the competitive market and to help design and track our executive compensation and benefit plans (see page 15, “Use of Market Data and Comparator Groups”). Our overall executive compensation design philosophy is to incorporate a higher level of “at-risk” pay than what our Base Peer Group typically provides. We define at-risk pay as pay that is dependent on our performance against pre-established measures. This philosophy reflects our Compensation Committee’s desire to align management’s actions with the interests of our shareholders. Our overall executive benefits philosophy is to offer plans and programs that allow us to attract and retain executive talent. Our supplemental executive retirement plan is a key executive benefit component in that regard. One of the key analysis steps completed by the Compensation Committee each year is to confirm that our at-risk pay levels meet our overall design philosophy. Our overall 2007 compensation program design was as follows for executive officers as a group:

Pay Component	Compensation Allocation for Executive Officers as a Group
Base Salary	55%
Annual Cash Bonus	20%
Stock Awards
Performance-based and Stock Options	24%
Other Restricted Shares	1%
Total	100%

Pay “At-Risk”—(Annual Cash Bonus plus Performance-based Stock Awards)	44%
Stock Award Pay “At-Risk”—(Performance Shares plus Stock Options as a percent of Total Stock Awards)	96%

Actual pay allocation such as reported in the “Summary Compensation Table” will differ from the values above because of actual performance versus design (or target) performance. The table above also does not account for the value of retirement benefits earned in the current year. For 2007, our 44% pay at-risk design value compared to the Base Peer Group median of 42%. The Stock Award pay at-risk value of 96% compared to the Base Peer Group median of 67%.

2007 Results

Cleco had a successful 2007. We exceeded our earnings targets; we performed well on behalf of shareholders; we achieved favorable customer satisfaction scores; and importantly, we achieved high rankings for safe work practices. Each of these achievements impacted executive officer compensation in 2007.

Our executive officers’ incentive pay is a function of our performance against pre-established financial and operational measures. Fully diluted earnings per share (“EPS”), return on invested capital and total shareholder return are the three primary measures. For 2007, fully diluted EPS of $2.54 were 28% higher than our 2007 target; our return on invested capital rank was slightly below the Incentive Peer Group median; and we ranked near the top quartile on our total shareholder return measure. The resulting actual paid compensation for our ongoing executive officer group (which includes 2007 base salary, the 2007 cash bonus, and the long-term incentive award for the 2005 to 2007 performance cycle) exceeded our targeted compensation philosophy by 20%. The primary reasons that actual paid compensation versus targeted compensation was somewhat less favorable than our EPS performance compared to target were:

•

Executive officers as a group were paid base salary amounts consistent with the benchmark. The base salary benchmark is 90% to 92% of the Base Peer Group median. The actual rate was 90.1% for named executives.

•

We removed the earnings associated with the settlement of our claim against Calpine Corporation for purposes of setting the annual cash bonus EPS target, as well as for determining actual results. On that basis, actual fully diluted EPS were $1.32 compared to our target of $1.26.

•	Our long-term incentive plan award level was 144.4% of target based on a 72nd percentile total shareholder return rank.

Our Compensation Committee evaluates these historical performance characteristics when establishing performance targets and approving annual compensatory and award level changes. We believe the Company’s overall compensation program is working as intended and remains consistent with the practices at companies in our peer groups.

Our Compensation Committee may exercise limited discretion with regard to our annual cash bonus and equity plans. Discretion may be exercised with regard to all participants as a group or for individual participants in the case of the annual cash bonus. Discretionary adjustments were made for four of our named executives in 2007 based on our annual performance review process (see page 20). There were no new material agreements entered into with our named executives during 2007.

The Compensation Committee approved two compensation program changes during 2007. A Recovery Policy was adopted that will govern prospectively the conditions under which the Company may seek to reclaim or “clawback” an award in the event of a restatement of financial statements. This policy is described on page 15. The Compensation Committee also adopted executive employment guidelines. The guidelines delegate authority to the CEO to make executive employment offers that meet pre-established criteria approved by our Compensation Committee and our board of directors. The guidelines are described on page 17.

Compensation and Benefits Philosophy

Philosophy

Our executive compensation and benefit philosophy is to provide market-based programs that pay our executive officers at levels approximating the competitive market. We also believe in paying above the market for superior performance and below the market for underperformance. As such, we seek to provide a total compensation and benefits value that is similar to those of comparable electric utilities and energy service companies; that has a greater portion of compensation “at-risk”; that ensures there is a direct link between compensation and our financial and operational performance; and, that rewards executives when Cleco’s performance exceeds that achieved by the companies in our Incentive Peer Group.

We implement our philosophy by utilizing the following compensation and benefit components:

•	Base salary levels targeted at 90% to 92% of the competitive market as defined by the Base Peer Group.

•	An annual, adjustable cash bonus as a percentage of base salary targeted between the 50th and 75th percentile of the Base Peer Group.

•	Equity incentive awards provided in one or more of the following:

-	Performance-based restricted stock or common stock equivalent units designed to pay at the 50th percentile of the Base Peer Group.

-	Periodic stock options based on individual or overall company performance, Base Peer Group trends, or achievement of our overall compensation philosophy.

-	Time-based restricted stock designed to encourage retention or to recognize individual performance.

•

Benefit programs that are the same as provided to all employees including paid time off for vacation, sick leave and bereavement; group medical, dental, vision and prescription drug coverage; basic life insurance; supplemental life insurance; dependent life insurance; accidental death and dismemberment insurance; defined benefit pension plan; and a 401(k) Savings Plan.

•

Benefit programs that are provided only to executive officers and certain other key employees, including a supplemental executive retirement plan (“SERP”) and a nonqualified deferred compensation plan.

•

Post-employment payments for various change in employment status events and employment agreements that govern such payments to covered executive officers in the event of retirement, death, disability, involuntary termination, termination without cause, constructive termination, a business transaction, and termination in connection with a change in control.

•	Perquisites—including financial planning; club memberships; executive officer physicals; spousal/companion travel and certain relocation provisions.

Stock Ownership Requirements

We do not maintain a formal equity ownership policy or guideline for executive officers, but instead rely on the three-year restricted stock performance cycles and the ensuing three-year holding periods to accomplish the same outcome. This enables our executive officers to build stock ownership over time rather than to mandate stock purchases outside the LTIP. Our Compensation Committee relies on its outside independent consultant, Hewitt Associates LLC (“Hewitt”), for guidance on typical ownership levels, and they annually review the ownership levels of our executive officers, including the named executives. The last review was conducted in December 2007. No changes to our executive officers’ current ownership levels were recommended as a result of this review.

Recoupment of Awards

Our Compensation Committee and board of directors approved a Recovery Policy in October, 2007. If the Company is required to restate its financial statements or other financial results, the Compensation Committee is permitted to adjust or otherwise recover an award, provided that the amount of the award is based on financial performance and the Compensation Committee determines that its recipient engaged in misconduct or in an intentional act or omission with respect to the restatement. Awards subject to the policy include any payment, accrual or other benefit paid or earned on or after January 1, 2008.

Compensation and Benefit Program Design and Analysis

Use of Market Data and Comparator Groups

Our Compensation Committee uses two comparator groups to help design executive officer compensation plans and to track comparable performance of those plans. These groups are referred to as comparator group(s), peer group(s), peers, or the competitive market throughout this discussion. Data from the peer groups are an integral part of the decision process used by the Compensation Committee in determining the design, component parts, and levels of awards contained in our executive officer compensation programs.

The Base Peer Group was selected based on the companies being of approximate size and scope to Cleco, employing similar labor and talent pools, and having their executive officer compensation data available to

Hewitt. The Compensation Committee considers the availability of such detailed market data to be critical in making comparative compensation decisions. As such, compensation policy and program design decisions, as well as annual performance targets, are established against the Base Peer Group.

The Incentive Peer Group was selected by the Compensation Committee in order to measure the actual relative performance results of our incentive plans. The Incentive Peer Group is based on the companies being part of a recognized stock market index, as well as being in the same general industry classification system. As compared to the Base Peer Group, this helps the Compensation Committee evaluate our actual incentive plan performance against a group of companies whose scope of operations and market capitalization is similar to Cleco’s.

Base Peer Group

For 2007 and 2008, executive officer compensation levels were evaluated using the Base Peer Group. This includes base salary, annual and long-term incentive plan targets, other potential equity awards, and total compensation. The Base Peer Group consists of companies that are generally either in the Edison Electric Institute (“EEI”) Index or the S&P Small and MidCap Electric Utilities Index. We are included in both indices. The Base Peer Group in 2007 consisted of the following 17 companies: Alliant Energy Corporation; Ameren Corporation; Black Hills Corporation; CH Energy Group, Inc.; DPL, Inc.; Duquesne Light Holdings, Inc.; El Paso Electric Company; Entergy Corporation; Great Plains Energy Inc.; IDACORP, Inc.; NSTAR; Otter Tail Corporation; Pinnacle West Capital Corporation; PNM Resources, Inc.; PPL Corporation; SCANA Corporation; and UniSource Energy Corporation. Due to an acquisition, Duquesne Light Holdings will no longer be in the Base Peer Group. For 2008, the Compensation Committee approved the addition of Allete, Inc. and Portland General Electric to the Base Peer Group. As with the existing Base Peer Group companies, compensation data for Allete, Inc. and Portland General Electric is available to Hewitt. The Base Peer Group data are further refined through a regression analysis of total revenues in order to better relate revenues and compensation levels among the companies. This regression analysis more accurately reflects the fact that we are smaller than some companies in the peer group.

Incentive Peer Group

For 2007, the relative actual performance of the financial measures used in our annual and long-term incentive plans was determined using the Incentive Peer Group. The Incentive Peer Group consisted of the following 15 companies contained in the S&P Small and MidCap Electric Utilities Index: Allete, Inc.; Central Vermont Public Service; DPL, Inc.; Duquesne Light Holdings, Inc.; El Paso Electric Company; Great Plains Energy Inc.; Green Mountain Power Corporation; Hawaiian Electric Industries; IDACORP, Inc.; Northeast Utilities; Pepco Holdings, Inc.; Sierra Pacific Resources; UIL Holdings Corporation; UniSource Energy Corporation; and Westar Energy, Inc. Due to an acquisition, Duquesne Light Holdings and Green Mountain Power Corporation will no longer be in the Incentive Peer Group. For 2008, the Compensation Committee approved the addition of Alliant Energy Corporation, Avista Corporation, CH Energy Group, Inc., NSTAR, PNM Resources, Inc., SCANA Corporation, and Wisconsin Energy Corporation to the Incentive Peer Group. Our Compensation Committee approved these additions so that there are more companies similar to us against which to compare our results.

Program Design and Approval Process

Our Compensation Committee met five times during 2007. Compensation program market data, compensation pay range decisions, and compensation component design decisions are typically made each December for the upcoming year. Compensation adjustments are reviewed and approved by our Compensation Committee each January. The Compensation Committee’s other meetings are devoted to issues analysis, market analysis, and performance tracking of the Company’s various compensation and benefit programs. Our CEO, Chief Financial Officer (“CFO”), and Senior Vice President, Corporate Services attend the Compensation Committee’s meetings on behalf of management.

The Compensation Committee reviews and approves all executive compensation and benefit market information, base salary recommendations, and awards under incentive programs. Our CEO is responsible for making recommendations regarding executive compensation adjustments, as well as awards under our annual cash bonus and long-term incentive compensation plans. All adjustments and award calculations are reviewed by Hewitt on behalf of our Compensation Committee. As such, our CEO also recommends incentive plan measures for the committee’s approval. The measures and performance targets also are reviewed by Hewitt prior to adoption by the Compensation Committee.

Our Compensation Committee has delegated limited authority to our CEO to extend employment offers to executive officers at the vice president or lower level. The CEO may make such offers without prior approval of the board of directors provided no compensation component falls outside our Compensation Committee’s approved policy limits as described on pages 18 through 21. Additionally, the Compensation Committee must approve any grant of the Company’s common stock or other equity award prior to its award. No employment offers were made in 2007 under this delegation of authority.

For our CEO, our Compensation Committee, jointly with our Nominating/Governance Committee, formulates a performance evaluation document in the fall of each year. The evaluation assesses our CEO’s performance related to leadership, financial and operating results, board relations, and other material considerations as specified by the committees. The CEO’s evaluation results, as well as prior years’ compensation changes, are incorporated into our Compensation Committee’s compensation adjustment decisions in January. CEO market information and guidance on compensation adjustment decisions are provided to the Compensation Committee by Hewitt.

For the remaining executive officers, our CEO works with Hewitt and our Senior Vice President, Corporate Services to update position descriptions for any job duty changes; to review compensation market information; to review prior years’ compensation adjustments; and to recommend compensation adjustments to our Compensation Committee each January. Additionally, a performance evaluation is completed each December for every executive officer by the officer’s supervisor, which is incorporated into the recommendations. Executive officers also are required to complete performance plans in January. These performance plans generally contain business unit specific financial and operating goals and/or completion requirements for major business unit-level projects. These plans are used as part of the performance evaluation process that results in base salary adjustments each January. Senior vice presidents who have officer direct reports also participate in this compensation adjustment process. The senior vice president will complete performance evaluations; review job-specific compensation market information; review prior compensation decisions; and make recommendations to our CEO regarding compensation adjustments. Generally, this process governs all compensation adjustments. Material changes to compensation typically result from promotions, one-time special awards for outstanding individual performance, or in the case of a downward material change, a failure to achieve individual performance targets.

Our Compensation Committee has engaged Hewitt to consult on matters concerning executive officer compensation. Hewitt acts at the direction of our Compensation Committee and is independent of management. Our Compensation Committee determines Hewitt’s ongoing engagement activities, including the preparation of compensation comparisons based on information regarding comparable businesses of a similar size and operational scope to Cleco. Hewitt endeavors to keep our Compensation Committee informed of executive officer compensation trends and regulatory/compliance developments.

Use of Analytical Tools

Our Compensation Committee incorporates various analyses into our executive compensation and benefits program design process. These are described throughout this CD&A, but the primary analysis tools are the following:

•	Benchmarking against peer group data—we rely significantly on this information as provided by Hewitt. Our Compensation Committee annually evaluates the companies that comprise the peer groups.

The Base Peer Group data is used to establish the ranges for base salary, the annual cash bonus, and long-term incentives. These ranges are set for each executive officer position individually. The ranges also bound the recommendations for compensatory adjustment recommendations made by management.

•

Amount of pay “at-risk”—as described in the “Overall Program Design” section; this analysis evaluates the percentage of our executive officers’ total compensation that is at-risk. We define at-risk compensation as compensation that is variable depending on financial and operating performance.

•	Tally sheets—at least annually the Compensation Committee reviews the following:

-	Annual estimated compensation expense for each named executive—this includes the rate of change in total cash compensation from year-to-year; the value of equity awards; the annual periodic cost of providing retirement benefits; and the annual cost of providing other benefits such as medical coverage.

-	Reportable compensation—to further evaluate total compensation and compensation equity among our named executives.

-	Company stock ownership for each executive officer—ownership expressed as a multiple of base salary is compared to industry standards provided by Hewitt. Stock options and the in-the-money value of those options are also reviewed.

-	Post-employment payments—are reviewed according to the eight potential separation events discussed on pages 40 through 43.

•

Issues analyses—of industry trends, legislative and regulatory developments and compliance requirements based on management’s analysis and guidance provided by Hewitt. Plan revisions and compensation program design changes are implemented as needed.

Compensation and Benefit Program Components

Base Salary

Our policy is to set base salary levels for our executive officers as a group, including the named executives, at a level approximating 90% to 92% of the Base Peer Group median. The Base Peer Group data is compiled by Hewitt and provided to the Compensation Committee. Our Compensation Committee has adopted this policy so that a greater percent of compensation is at-risk. When base salary and the annual cash bonus are combined, our philosophy is to provide cash compensation that approximates the Base Peer Group median. We adjust the Base Peer Group data for size differences using regression analysis based on sales revenue.

Base salary increases for our named executives in 2007, including lump sum merit increases, averaged 5.4%. The increases ranged from 3.5% to 8.1%. Merit lump-sum payments are payments made in lieu of a base salary increase when base salary has reached or exceeded our policy target. The size of a base salary increase or lump-sum payment is based on an assessment of individual performance and contributions, as well as position-specific market data provided by Hewitt to the Compensation Committee. The Base Peer Group median for our named executives as a group increased 4.9%.

Base salary adjustments for our individual named executives in 2007 are shown in the table below:

Name	2007 Base Salary	2007 Merit Lump Sum	2007 % Change
Mr. Madison	$452,500	$0	6.5%
Ms. Nolen	$240,000	$0	8.1%
Ms. Samil	$310,500	$0	3.5%
Mr. Bausewine	$200,000	$0	4.7%
Mr. Fontenot	$202,000	$7,070	3.5%
Average % Change including Lump-Sum Payments			5.4%
Named Executive Base Salaries as a % of the Base Peer Group Median	90.1%

Mr. Madison, Ms. Nolen, Ms. Samil, and Mr. Bausewine each assumed their current positions in May 2005. In the case of Mr. Madison, Ms. Nolen, and Mr. Bausewine, their base salary level at that time was set below the 90% to 92% philosophy in recognition of these being significant new job duties. Ms. Samil also assumed significant new job duties in 2005, but her prior assignment as our CFO resulted in her post-promotion base salary being at philosophy. Mr. Fontenot was appointed to his current position in July 2005. Mr. Fontenot’s base salary was above our philosophy at that time. As such, the base salary increases for Mr. Madison, Ms. Nolen, and Mr. Bausewine have been higher than those of Ms. Samil and Mr. Fontenot. The higher increases also reflect time in the job, the results of their annual performance reviews, and the fact that these individuals have been below our target philosophy for base salary. The decision to provide Mr. Fontenot a lump-sum payment resulted from his 2007 base salary being at our policy target. Together these facts were part of our Compensation Committee’s evaluation of internal equity among our named executives.

Annual Cash Bonus

We maintain a short-term, performance-based cash bonus plan called the Annual Incentive Plan (“AIP”). It applies to our executive officers, as well as other key employees nominated by our CEO and approved each January by our Compensation Committee. The AIP combines Cleco-specific performance measures with Base Peer Group market data to establish target award levels. Our policy is to target AIP award levels for executive officers between the 50th and 75th percentile of the Base Peer Group. Executive officers proficient in their jobs, and who consistently meet or exceed performance expectations, will reach the 75th percentile target award level. This aligns with our philosophy of having a higher amount of compensation at-risk. Added to base salary, an executive officer having a 75th percentile AIP target will earn cash compensation approximating the Base Peer Group median.

A key analytical step takes place each January when our CEO recommends the AIP measures to the Compensation Committee. The CEO’s recommendation includes a financial measure for budgeted EPS. Based on our historical AIP performance relative to budget and our relative historical performance versus the Base Peer Group, the Compensation Committee reviews, revises, and approves the AIP measures for the upcoming year. In particular, the committee evaluates management’s EPS budget and may revise the financial performance matrix. For 2007, the Compensation Committee approved an EPS target that excluded the projected settlement of our bankruptcy claim against Calpine Corporation. The Compensation Committee determined that excluding the Calpine claim would be most representative of our ongoing operational activity. The resulting approved 2007 EPS target was $1.26 per fully diluted share.

The AIP measures are a combination of financial and operational targets. Financial performance accounts for 55% of the total AIP award and is defined through a matrix format that contains (1) actual fully diluted EPS compared to the $1.26 fully diluted EPS target, and (2) our relative return on invested capital ranking versus the Incentive Peer Group. Award levels range from 0% to 200% of target. The Compensation Committee adopted the use of return on invested capital in February 2007. Return on invested capital replaced the use in recent years of return on average common equity. We define return on invested capital to be earnings before interest and income taxes divided by average invested capital. We define invested capital as total assets minus current liabilities. The Compensation Committee believes the use of return on invested capital more accurately reflects the Company’s financial performance compared to the Incentive Peer Group. This is because we completed a $159 million issuance of common equity in 2006 for purposes of constructing our new Rodemacher 3 power plant. This equity issuance altered our debt-to-equity ratio compared to the Incentive Peer Group. Using return on invested capital addresses this issue.

Operational performance accounts for 45% of the AIP award and is defined by (1) a 30% weighting for our ability to achieve a level of “very satisfied” customers compared to other Louisiana electric utilities and electric cooperatives and (2) a 15% weighting for our ability to achieve safety performance that ranks in the top quartile ranking of the Edison Electric Institute’s indices for vehicle accidents and personal injuries. These two operational measures are paid on an all or none basis.

For 2007, the target AIP award levels for our executive officers ranged from 20% to 70% of base salary. Our Compensation Committee approved an overall 2007 AIP award of 113.3% of target. The table below shows the recent history of our performance relative to our targets along with the resulting AIP award ratios.

AIP Historical Performance	2006	2007
Actual EPS as a Percent of Target EPS	104%	105%
Actual Return on Invested Capital Ranking as a Percent of Incentive Peer Group Median *	92%	91%
AIP Award Percent	107%	113%
* Return on Equity was the peer group comparable measure in 2006 rather than Return on Invested Capital.

In December 2007, our Compensation Committee approved the use of the same measures and the same weightings for the 2008 AIP.

The AIP authorizes the Compensation Committee to use discretion under certain circumstances. Discretion may be used in determining an award level for all participants if there are changes in accounting practices or if extraordinary or unanticipated circumstances have a material adverse effect on the achievement of performance measures. The committee did not exercise such discretion in 2007. The committee also has the authority to adjust any individual AIP award by up to 25% upon recommendation by the CEO. Downward adjustments are at the discretion of the CEO. Such recommendations are based on our annual performance review process. For 2007, the committee approved individual AIP adjustments for approximately 9% of the AIP participants, including four of our named executives. The aggregate value of the adjustments added 2.0% to the award pool. The named executive adjustments were based on our annual performance review process described on page 16, “Program Design and Approval Process.”

Additional details on the 2007 AIP measures and AIP target levels regarding our named executives may be found on page 30, “Non-Equity Incentive Plan Compensation” and page 33, “Estimated Future Payments under Non-Equity Incentive Plan Awards (AIP).”

Equity Incentives

Our executive officers and other key employees are eligible to receive performance-based and other grants of restricted stock, common stock equivalent units (“CEUs”), stock options and stock appreciation rights. These grants are made pursuant to our LTIP. A grant gives the recipient the right to receive or purchase shares of our common stock under specified circumstances or to receive cash awards based on our common stock price appreciation or the achievement of pre-established long-term performance goals. The number of shares of our common stock and other awards granted to our executive officers under the LTIP is based on the review process described on page 16, “Program Design and Approval Process.”

Performance-Based Restricted Stock and CEUs

Our primary equity incentive mechanism is an annual grant of performance-based restricted stock and CEUs. We commonly refer to these grants as the “LTIP award.” Restricted stock is 50% of the overall grant made in shares of Cleco common stock. The cost basis of this stock is zero. CEUs comprise the other 50% of this annual grant and are paid in cash upon award. The Compensation Committee uses CEUs to provide the grantee a means to pay taxes on the restricted shares, because the restricted shares are subject to a 3-year holding period after the performance cycle ends.

The LTIP performance cycle is three years – the grant year plus the two fiscal years following the grant year. For the 2007 grant year, the performance cycle covers January 1, 2007 to December 31, 2009. A participant’s LTIP award is determined according to the following formula:

Base Salary at Cycle Start	×	Individual LTIP Target Percentage	×	Payout Percentage created by the 3-Year Relative Rank of Total Shareholder Return	=	LTIP Award

Our philosophy is to issue LTIP grants at a level approximating the Base Peer Group’s 50th percentile. When added to our base salary and target AIP components, a 50th percentile LTIP target provides our named executives with target total compensation approximating the market median. For 2007, target total compensation for our executive officers as a group was 3.9% below the market median. As such, the Compensation Committee concluded the present LTIP design continues to meet its objective.

Consistent with our Compensation Committee’s philosophy to have a higher degree of “at-risk” pay, our LTIP grants are heavily oriented toward performance-based restricted stock. This is a key element our Compensation Committee monitors with the aim of further aligning management actions to shareholder interests. Our use of performance-based restricted stock versus time-based restricted stock is higher than that of the Base Peer Group. There is also no award when total shareholder return is below the Incentive Peer Group 30th percentile. The Compensation Committee also evaluates our historical LTIP performance, the Base Peer Group’s performance and any other factors the Compensation Committee believes impact the LTIP.

For the performance cycle covering January 1, 2005 to December 31, 2007, grant levels for our then-executive officers ranged from 12% to 75% of base salary. For the performance cycle covering January 1, 2007 to December 31, 2009, target grant levels for our executive officers ranged from 25% to 110% of base salary. The increase to the award range results from our Compensation Committee’s decision in 2006 to remove the tax gross-up feature for performance-based restricted stock awards beginning with the 2006 grant. This decision was based upon review of and comparison to the Base Peer Group’s practices. The higher award percentage going forward, on an after-tax basis, is intended to yield essentially the same value as previous periods since our executive officers will now carry the tax burden on such awards. These features were considered as part of our comparison to the pay levels of the Base Peer Group.

Our Compensation Committee approved an overall award level of 144.4% of target for the LTIP performance cycle which ended on December 31, 2007. The table below summarizes our recent LTIP award history.

LTIP Historical Performance	2006	2007
Total Shareholder Return for the 3-Year Performance Period	63%	56%
Percentile Rank in the Incentive Peer Group (100% is highest; 1% is lowest)	65%	72%
LTIP Award Percent	129%	144%

The Compensation Committee may adjust our LTIP awards if it determines that circumstances warrant. Any adjustment applies to all participants. No such adjustment was made for the latest LTIP award approved in December 2007. There are no provisions in the LTIP for individual award adjustment. Details on how our LTIP grants and awards are calculated are included on page 36, “Stock Awards.”

Time-Based Restricted Stock

We may grant time-based restricted shares or unrestricted shares of our common stock to our executive officers. Such grants are typically associated with mid-year promotions or at the time of hiring an executive officer from outside Cleco. Our Compensation Committee uses such grants to increase ownership and encourage retention. For external hires, grants may also be made to offset comparable awards or other value forfeited by leaving the former employer. The grant of time-based restricted shares or unrestricted shares of our common stock is recommended by the CEO and approved by our Compensation Committee and our board of directors, or in the case of a grant to the CEO, is recommended jointly by our Compensation Committee and Nominating/Governance Committee to our board of directors. The award condition is continued employment at the time of vesting, which is typically three years after the grant date. Taxes on time-based restricted stock are borne by the executive officer. No time-based grants were made to our executive officers during 2007.

Stock Options

We may grant stock options to our executive officers. Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Stock options add value to the recipient only when shareholders benefit from stock price appreciation and, as such, align management’s interests with those of our shareholders. Stock option grants typically vest in increments of one-third beginning on the third anniversary of the grant date. Consequently, grants may start to be exercised beginning in year four extending through year ten. The grant of stock options is recommended by our CEO and approved by our Compensation Committee and our board of directors, or in the case of a grant to the CEO, is recommended jointly by our Compensation Committee and Nominating/Governance Committee to our board of directors.

Stock option grants made to a group of employees, including one or more executive officers have been approved typically at regularly scheduled board meetings in April or July. Such grants have been made to encourage employee retention, to compensate certain key contributing employees whose job levels do not otherwise qualify them to participate in the LTIP, to increase certain key contributing employees’ total direct cash compensation relative to the Base Peer Group when total direct compensation is below market, and/or to recognize otherwise outstanding individual performance.

Stock options granted to our executive officers are made typically at the time we complete the annual review of officer compensation compared to the Base Peer Group, or upon hiring or promotion. Such grants are determined not only with the intent to link incentives and rewards directly to the price of our common stock, but also to provide further incentives in support of major ongoing strategic initiatives when our Compensation Committee determines total compensation would otherwise be below the 50th percentile of the Base Peer Group. As such, the balance between stock options and performance-based restricted stock is, in part, a function of our executive officers’ total compensation compared to the Base Peer Group. Our Compensation Committee also may grant stock options to partially offset other employers’ awards forfeited when we hire an executive officer externally. The value of such a grant is based on our analysis of the forfeited award and its likelihood of payout.

Our Compensation Committee and our board of directors routinely review potential material non-public information during the timeframe grant decisions are deliberated. Customarily, such potential material non-public information does not impact grant decision timing.

The exercise price of all stock options is set on the grant date and equals the average of the high and low trading prices of our common stock on the grant date, rounded to the nearest eighth.

Stock Appreciation Rights

We have not granted any stock appreciation rights under the terms of the LTIP since its adoption.

Nonqualified Deferred Compensation Plan

We maintain a Deferred Compensation Plan that provides a mechanism for directors, executive officers, and certain key employees to defer receipt and taxation of certain forms of compensation. We find the use of deferred compensation plans prevalent within our industry and within the companies in the Base Peer Group. We offer this plan to provide eligible participants the opportunity to defer taxable income beyond what is possible through our 401(k) Savings Plan. As such, participants are able to maintain 401(k)-like tax deferral rates given their higher compensation levels, although no matching contributions are made by Cleco. We believe this is an appropriate support mechanism for our executive compensation design. The executive officers and other key employees eligible to participate in this plan are allowed to defer up to 50% of their base salary and up to 100% of their annual cash bonus. Non-officer eligibility generally is determined on the basis of position level, salary level, and whether the employee is taking full advantage of the savings and matching opportunities available through the 401(k) Savings Plan. Actual participation in the plan is discretionary at the participant’s election. The funds made available to participants are selected by our CFO, such that the fund group provides investment diversity similar to our 401(k) Savings Plan, excluding investment in Cleco common stock. Individual funds are selected by the participant. Additional discussion of our deferred compensation plan is included on page 40.

Supplemental Executive Retirement Plan (SERP)

We maintain a SERP for the benefit of our executive officers, other than assistant officers. The SERP is designed to attract and retain executive officers who have contributed and will continue to contribute to our overall success. Supplemental retirement benefits are prevalent within the companies in the Base Peer Group. We view the SERP as a key recruiting tool given that we otherwise target overall executive compensation at the market median. As such, benefits under our SERP do not accumulate evenly based on years of service. Instead, our participants vest fully in their SERP benefit after ten (10) years of service. This is referred to as “cliff-vesting.” Our CEO or our board of directors also may reduce the cliff-vesting period to less than ten (10) years for recruiting purposes. The SERP provides retirement income up to 65% of an executive officer’s final compensation at age 65. Payments from our defined benefit pension plan and payments received from prior employers’ retirement plans are netted from the SERP payment. The SERP benefit is reduced by two percent per year for each year a participant retires in service prior to age 65. The minimum benefit is 45% of final compensation for an in-service retirement at age 55. The benefit is reduced further if a vested participant terminates prior to age 55 and elects to commence payments prior to age 62. The SERP also contains a supplemental death benefit. The “Pension Benefits” table on page 38 lists the present value of accumulated SERP benefit for the named executives. Additional narrative discussion of the SERP plan design is included on page 39.

Change in Employment Status and Change in Control Events

We enter into employment agreements with our executive officers and certain other key employees. We use employment agreements in an effort to attract and retain executive talent and to ensure their actions align with the interests of Cleco and its shareholders in the event of a change in control. Additionally, these agreements are structured to include payments for various separation events wherein the executive officer agrees to certain post-employment conditions intended to protect our business and proprietary interests, including our intellectual property, human capital, and confidential information. The level of exit payments and benefits provided under the executive employment agreements is determined by position within the organization.

We find that agreements are used by other companies in the Base Peer Group, in particular regarding change in control. See the section beginning on page 40 titled “Potential Payments at Termination or Change in Control”

for a quantification and discussion of the material terms, potential payments, and benefits associated with the employment agreements with our named executives.

Perquisites and Other Benefits

We may make available the following perquisites to our executive officers:

•	Financial planning—from time-to-time, we provide financial planning services for our executive officers.

•	Executive officer physicals—as a condition of receiving their AIP award, we require and pay for an annual physical for our executive officers.

•	Club memberships—we pay membership fees on a case-by-case basis. Presently, we pay dues for Mr. Madison’s membership to the Southern Trace Golf Course and Club.

•

Spousal/companion travel—in connection with the various industry, governmental, civic and entertainment activities of our executive officers, we pay for spousal/companion travel associated with such events.

•

Relocation program—in addition to our standard relocation policy available to all employees, we maintain a policy whereby our executive officers and other key employees may request we pay realtor and certain other closing fees should the officer or key employee sell their primary residence or that we purchase the executive officer’s or key employee’s primary residence at the greater of its cost or average appraised value.

Our Compensation Committee approves the perquisites based on what it believes is prevailing market practice, as well as specific Company needs. Hewitt assists the Compensation Committee in this regard. We believe the relocation program is an important element in attracting executive talent to the central Louisiana area. As such, the home purchase feature also is included in our executive employment agreements. In the case of Mr. Madison, perquisite expenses related to business and spousal travel are reviewed by our Audit Committee. See the section beginning on page 32 titled “All Other Compensation” for details of specific perquisites and their value for the named executives.

Our executive officers, including the named executives, also participate in our other benefit plans on the same terms as all of our other employees. These plans include paid time off for vacation, sick leave and bereavement; group medical, dental, vision and prescription drug coverage; basic life insurance; supplemental life insurance; dependent life insurance; accidental death and dismemberment insurance; defined benefit pension plan; and the 401(k) Savings Plan.

Other

2008 Compensation Actions – Named Executives

Our Compensation Committee approved the following 2008 compensation components for our named executives in January 2008:

Name	2008 Base Salary	2008 Merit Lump Sum	2008 AIP Target	2008 - 2010 LTIP Cycle
				Threshold Shares	Target Shares	Maximum Shares
Mr. Madison	$492,000	$0	75%	8,063	26,876	53,752
Ms. Nolen	$265,000	$0	45%	2,534	8,446	16,892
Ms. Samil	$323,500	$0	60%	3,314	11,046	22,092
Mr. Bausewine	$220,000	$0	40%	1,953	6,510	13,020
Mr. Fontenot	$202,000	$10,000	40%	1,380	4,598	9,196

Board of Directors Compensation

Our Nominating/Governance Committee engages Hewitt to consult on matters concerning board of director compensation and works with the Compensation Committee in setting the compensation of our board chairman. In its analysis of board compensation, our Nominating/Governance Committee reviews competitive market information from the Base Peer Group which includes annual retainer fees for board members, annual retainer fees for committee chairs, per meeting fees, and equity award levels. Our Compensation Committee conducts a similar review with respect to the board chairman’s compensation. For the past five years, the committees have made recommendations regarding adjustments and revisions to the compensation of the board of directors at their July meetings. Details of director compensation are shown in the “Director Compensation” table on page 44. Retainer fees were last changed effective for the first quarter of 2008, based on board approval in July 2007. Per meeting fees were last changed to be effective January 2009 based on board approval in July 2007. Equity award levels were last changed effective January 2008 based on board approval in July 2007.

U.S. Federal Income Tax Consequences

Restricted Stock

A participant who receives an award of restricted stock under our LTIP generally does not recognize taxable income at the time of the award. Instead, the participant recognizes income when:

•

Performance-based stock vests, which occurs at the end of a performance cycle when our Compensation Committee determines whether the designated performance goals have been attained and to what degree; or

•	Forfeiture and transfer restrictions on time-based restricted stock lapse, upon the completion of a specified service period.

The amount of income recognized by a participant is equal to the fair market value of the stock on the vesting or lapse date, less the cash, if any, paid for the shares. A participant may elect to accelerate the recognition of income by making an Internal Revenue Code (“IRC”) Section 83(b) election, which causes income to be recognized at the time of the award in an amount equal to the fair market value of the stock on the award date, less the cash, if any, paid for the shares.

Income recognized by a participant is treated as compensation and is subject to applicable withholding for income and employment taxes. The Company receives a corresponding compensation deduction for tax purposes when a participant recognizes income.

Stock Options

All options granted under our LTIP are nonqualified or non-statutory options. The Company does not currently use or have outstanding incentive stock options within the meaning of IRC Section 422. The grant of an option is not a tax event. A participant recognizes income when the option is exercised in an amount equal to the difference between the exercise price of the option and the fair market value of our stock on the exercise date. The income is treated as compensation and is subject to applicable withholding for income and employment taxes. The Company receives a corresponding compensation deduction for tax purposes when the option is exercised.

IRC Section 162(m)

Section 162(m) of the IRC (“Section 162(m)”) limits to $1,000,000 the amount the Company can deduct in a tax year for compensation paid to our chief executive officer and our four other most highly compensated executive officers. “Performance-based” compensation paid under a plan approved by our shareholders and that satisfies certain other conditions may be excluded from the calculation of the limit. We have taken the action we consider appropriate to preserve the deductibility of compensation paid to our executive officers, but the Compensation Committee has not adopted a formal policy that requires all compensation to be fully deductible. As a result, the Compensation Committee may pay or award compensation that it deems necessary or appropriate to achieve our business goals and to align the interests of our executives with those of our shareholders, whether or not the compensation is performance-based within the meaning of Section 162(m) or otherwise fully deductible.

The Company’s LTIP was approved by our shareholders, permitting grants and awards made under that plan to be treated as performance-based. Generally, options, performance-based restricted stock and performance-based restricted stock units are intended to satisfy the performance-based requirements of Section 162(m) and are intended to be fully deductible.

IRC Section 409A

Section 409A of the IRC is generally effective as of January 1, 2005. The section substantially modifies the rules governing the taxation of nonqualified deferred compensation. The Company’s plans subject to Section 409A include its Deferred Compensation Plan, SERP, certain of the incentive awards made under the LTIP, and some of the payments and benefits provided under our executive employment agreements. The consequences of a violation of Section 409A are the immediate taxation of amounts deferred, the imposition of an additional excise tax, and interest assessed on the amount of the income inclusion, each of which is imposed upon the recipient of the compensation. We must achieve full compliance with Section 409A by December 31, 2008. Compliance will require us to revise all affected documents, agreements, and forms. In the interim and since its enactment, the Company believes its affected compensation arrangements have been operated in good faith compliance with the requirements of Section 409A.

EXECUTIVE OFFICERS COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
A	B	C	D	E	F	G	H	I	J
Michael H. Madison,	2007	$449,327	$0	$669,831	$47,604	$358,909	$9,491	$240,702	$1,775,864
President & CEO	2006	$422,116	$0	$399,331	$44,054	$319,344	$1,532,738	$121,132	$2,838,715
Kathleen F. Nolen,	2007	$237,923	$0	$180,303	$0	$116,256	$0	$78,625	$613,107
SVP & CFO	2006	$220,615	$0	$115,794	$6,153	$107,235	$278,158	$98,216	$826,171
Dilek Samil, President	2007	$309,289	$0	$331,932	$1,120	$253,316	$0	$162,385	$1,058,042
& COO—Cleco Power	2006	$304,078	$0	$228,216	$1,120	$177,115	$301,564	$196,458	$1,208,551
George W. Bausewine,	2007	$198,962	$0	$152,031	$0	$99,713	$0	$70,456	$521,162
SVP—Corporate Services	2006	$190,146	$0	$96,743	$0	$82,010	$139,753	$93,408	$602,060
William G. Fontenot,	2007	$209,078	$0	$129,086	$0	$91,558	$0	$101,424	$531,146
VP—Regulated Generation Development	2006	$210,008	$0	$111,200	$0	$86,736	$0	$129,652	$537,596
FORMER EXECUTIVE OFFICER:
Samuel H. Charlton III,	2007	$151,415	$0	$85,834	$0	$87,200	$0	$475,036	$799,485
SVP & COO—Cleco Midstream Resources (1)	2006	$227,000	$0	$133,001	$0	$93,603	$99,469	$156,654	$709,727

(1)	Effective August 1, 2007, Mr. Charlton ceased to be the Senior Vice President & COO – Cleco Midstream Resources.
(2)	See Cleco Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (“2007 Form 10-K”), Note 7 to the financial statements for a discussion of the valuation of these stock awards.
(3)	See Cleco Corporation’s 2007 Form 10-K, Note 7 to the financial statements for a discussion of the valuation of these option awards.

General

The Summary Compensation Table sets forth individual compensation information for the CEO, the CFO, the three other most highly compensated executive officers of Cleco and its affiliates, as well as one former executive officer, for services rendered in all capacities to Cleco and its affiliates during the fiscal years ended December 31, 2007 and December 31, 2006. Compensation components represent both payments made to the named executives during the year and other forms of compensation, as follows:

•

Columns C, “Salary;” D, “Bonus;” G, “Non-Equity Incentive Plan Compensation;” and I, “All Other Compensation” represent cash compensation earned, received, and/or paid on behalf of the named executive in 2007 and 2006.

•

Awards shown in Columns E, “Stock Awards,” and F, “Option Awards,” represent non-cash compensation items which may or may not result in an actual award being received by the named executive depending on the nature and timing of the grant and until certain performance objectives are achieved. In the case of stock awards shown in Column E for 2007, an award was earned and received for the three-year LTIP performance cycle ended December 31, 2007 and the three-year service period award for the May 2005 retention stock grant made to Mr. Madison, Ms. Nolen, Ms. Samil, and Mr. Bausewine. The shares granted in May 2005 were awarded to these executive officers upon their promotion to new positions. In the case of stock awards shown in Column E for 2006, an award was earned and received for the three-year LTIP performance cycle ended December 31, 2006 and the three-

year service period award made in January 2004. The shares granted in January 2004 were approved by the Compensation Committee for retention purposes and were made to all named executives.

•

The amounts shown in Column H, “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” represent changes in the actuarial value of accrued benefits during 2007 and 2006 under the Company’s defined benefit pension plan and the SERP. As such, Column H values represent compensation that will be payable to the named executive in future years, generally as post-employment retirement payments.

Salary

Data in Column C includes pay for time worked, as well as pay for time not worked, such as vacation, sick leave, jury duty, bereavement, and holidays. The salary levels of each of the named executives are determined by a review of market data for companies comparable in size and scope to Cleco, as discussed on page 18 of the CD&A under “Base Salary.” In some instances, merit lump sum payments are used to recognize positive performance when base pay has reached or exceeded the Company’s base pay policy target, and are included in the salary column. Deferrals of 2007 base pay pursuant to the Deferred Compensation Plan by Mr. Madison and Mr. Bausewine, $22,466 and $15,600, respectively, also are included in the salary column and are further detailed in the “Nonqualified Deferred Compensation” table on page 40. Adjustments to base pay are recommended to the Compensation Committee on an annual basis, and if approved, are implemented in late January. Base salary changes made in 2007 for our named executives are discussed in the CD&A on page 18, “Base Salary.”

Bonus

Column D, “Bonus” includes non-plan-based, discretionary incentives earned during 2007 or 2006. No such awards were earned in 2007 or 2006 by the named executives.

Stock Awards

Column E reflects grants of Cleco common stock to our named executives. Such awards include annual performance-based restricted stock and common stock equivalent unit grants and time-based service award grants. For 2007, Column E includes amounts expensed by us during the year for the performance-based grants covering the three-year performance cycle ended December 31, 2007 and three-year cycles ending December 31, 2008 and December 31, 2009. For 2007, Column E also includes amounts expensed by us for service award grants approved by the Compensation Committee in January 2004 and May 2005. For 2006, amounts include expenses for performance-based grants for the three-year cycles ended December 31, 2006 and December 31, 2007 and the three-year cycle ending December 31, 2008, as well as for service award grants made in January 2004 and May 2005.

Receipt of the performance-based shares is contingent on the performance of the Company over a three-year period compared to companies in the Incentive Peer Group. The sole performance measure for each of the three-year performance cycles is total shareholder return. Total shareholder return is a function of stock price appreciation over the three-year performance cycle plus the value of dividends reinvested over the same period. Target performance is achieved if Cleco’s total shareholder return over the three-year performance cycle ranks at approximately the 50th percentile of the Incentive Peer Group. Performance-based LTIP awards are calculated using the following steps:

Step 1: Establish target award shares.

The base salary multiplied by the individual incentive target percentage yields a target dollar LTIP award for each participant. This dollar amount is converted to an equal number of restricted shares and CEUs using

(1) the closing price of our common stock on the first trading day of the performance cycle; and (2) incorporating a 20% discount factor to adjust each individual target award for (i) the performance characteristics of our grants versus the Base Peer Group; and (ii) risk of forfeiture over the three-year performance cycle. The discount factor is provided annually by Hewitt.

Step 2: Calculate total shareholder return and relative rank.

Total shareholder return is determined by the appreciation of our share price over the three-year performance cycle plus the value of quarterly dividends reinvested throughout the three-year performance cycle, divided by the share price at the beginning of the three-year performance cycle. This percentage value is then compared against the Incentive Peer Group, excluding the highest and lowest performing companies, to determine a percentile ranking.

Step 3: Calculate LTIP Award.

The percentile ranking from Step 2 is used to look up the award value in the LTIP matrix. The target number of shares from Step 1 is multiplied by the award value to determine the actual shares to be awarded. For example, assume a participant’s target number of shares was 100. The awarded shares for the performance cycle ended December 31, 2007 described on page 21 would total 144, or 144% of target.

Awards can range from a low of 0% to a maximum of 200% of target. A minimum 30th percentile ranking is required in order to qualify for an award. Additionally, starting with the 2006 performance cycle, cash dividends on target shares and CEUs granted are held in a bookkeeping account. These dividends are not payable unless and until the performance cycle awards are paid. Any such dividends are then paid pro-rata in relation to the percentage payout level up to a maximum of 100% of target.

The dollar value of the LTIP grants in Column E is based on the grant date fair value as required by Statement of Financial Accounting Standards No. 123R (“SFAS No. 123(R)”), Share-based Payment, and does not represent cash compensation received by the named executives during 2007 or 2006. The SFAS No. 123(R) value is determined by the Company’s actuary (Watson Wyatt Worldwide) and reflects a “fair value” estimate over the requisite performance cycle based on Cleco’s historical stock price volatility and dividend yield data compared to each company in the Incentive Peer Group. For the three performance-based cycles applicable to Column E, the value of Cleco common stock used pursuant to SFAS No. 123(R) was $20.91 per share for the 2004 to 2006 cycle, $24.98 per share for the 2005 to 2007 cycle, $24.85 per share for the 2006 to 2008 cycle, and $26.16 per share for the 2007 to 2009 cycle. Common stock equivalent units associated with the 2006 to 2008 cycle were valued at $26.19 at December 31, 2006 and at $35.49 at December 31, 2007. Common stock equivalent units associated with the 2007 to 2009 cycle were valued at $35.02 at December 31, 2007. We account for CEUs as if they were Cleco common stock, but there are no actual shares reserved in the executive officer’s name. Rather, CEUs are tracked in a bookkeeping account. At the end of the performance cycle, the equivalent value represented by the CEUs is paid in cash. It is the cash form of payment that causes the valuation price for CEUs to occur each year during the performance cycle. For the time-based service awards, the value of Cleco common stock used pursuant to SFAS No. 123(R) was $19.18 per share for the January 2004 award and $20.34 per share for the May 2005 award.

The potential award values applicable to our named executives for the three-year LTIP performance cycle that commenced in January 2007 are shown below:

	2007 LTIP
Name	Threshold Value	Target Value (Column E)	Maximum Value
Mr. Madison	$333,645	$640,344	$1,280,689
Ms. Nolen	$96,530	$185,265	$370,530
Ms. Samil	$156,097	$299,584	$599,169
Mr. Bausewine	$80,442	$154,396	$308,793
Mr. Fontenot	$54,177	$103,960	$207,920
Mr. Charlton	$15,565	$29,875	$59,749

The number of target shares that corresponds to the dollar value listed in Column E is listed in the “Grants of Plan-Based Awards” table. Further detail of the threshold and maximum award levels is provided in the “Grants of Plan-Based Awards” table, as well as the discussion that follows. An explanation of why we use the LTIP award and its relationship to other compensation elements can be found in the CD&A on page 21, “Performance-Based Restricted Stock and CEUs.”

Option Awards

Column F, “Option Awards” reflects amounts expensed by us during 2007 and 2006 for grants made to executive officers in prior years. Such grants provide our executive officers the opportunity to purchase shares of Cleco common stock at some future date at the fair market value of the stock on the date of the grant. The dollar value of stock option grants is based on the grant date fair value as required by SFAS No. 123(R). An explanation of why we use stock options as well as the reasons specific option grants are made can be found in the CD&A on page 22, “Stock Options.” Mr. Madison was granted an option to purchase 60,000 shares of Cleco common stock at $22.00 per share in January 2006. No stock options were granted to our named executive officers during 2007.

Non-Equity Incentive Plan Compensation

Column G, “Non-Equity Incentive Plan Compensation” contains cash awards earned during 2007 and paid in March 2008 and earned during 2006 and paid in March 2007 under the AIP.

The AIP goals for 2007 were related to financial performance, customer satisfaction, and safety. The financial goal measured Cleco’s EPS against a pre-established target of $1.26 per fully diluted share and the Company’s return on invested capital relative to the Incentive Peer Group. The payout on the financial measure was determined by the placement of actual EPS and relative return on invested capital on a matrix approved by the Compensation Committee at its February 2007 meeting. The financial measure represented 55% of each executive officer’s target. The electric service customer satisfaction goal, representing 30% of the target, was to achieve a percentage of “very satisfied” electric service customers that exceeded the Louisiana utility average by 10%. The safety measure, representing 15% of the target, was made up of two separate goals: (1) personal injury incident rate in the top quartile of EEI companies; and (2) vehicle accident frequency rate within the top quartile of EEI companies. An explanation of why we use the AIP award and its relationship to other compensation elements can be found in the CD&A on page 19, “Annual Cash Bonus.”

The actual results of each of the AIP measures for 2007 were as follows and aggregate to represent the compensation earned in Column G, 2007:

•

EPS/Return on invested capital—actual fully diluted 2007 EPS were $1.32. This excluded all Calpine claim and bankruptcy settlement matters related to our Acadia operations. Our relative return on invested capital, as verified by Hewitt, ranked at the 45.4 percentile of the Incentive Peer Group, resulting in an award level equal to 124.2% for this measure.

•

Customer Satisfaction—as determined by an independent survey, the percentage of “very satisfied” Cleco electric service customers was 58% compared to the Louisiana utility average of 46%, resulting in a target payout.

•

Safety—(1) the Company’s injury incident rate ranked in the top quartile of EEI companies; and (2) the Company’s accident frequency rate ranked in the top quartile of EEI companies, resulting in a target Safety payout.

The resulting total AIP payout for 2007 was 113.3% of target, calculated as follows:

	% of Target	Award Level	% of Payout
EPS/Return on invested capital	55%	124.2%	68.3%
Customer satisfaction	30%	100.0%	30.0%
Safety	15%	100.0%	15.0%
Total	100%		113.3%

Our Compensation Committee approved the 2007 AIP payout in February 2008 upon concluding the payout level was consistent with our relative performance versus the targets. Awards were paid to current executive officers in March 2008. Pursuant to the terms of his employment agreement, Mr. Charlton received an amount equal to his target bonus as severance at his separation in August 2007.

The AIP provides for award adjustments (+/- 25%) for individual performance. Recommended adjustments are based on our annual performance review process. Upward adjustments must be approved by the Compensation Committee; downward adjustments are at the discretion of our CEO. Approximately 9% of the AIP participants received discretionary award adjustments including four of our named executives. The named executive adjustments were based on our annual performance review process described on page 16, “Program Design and Approval Process.”

Mr. Madison and Mr. Fontenot have elected to defer 100% and 35%, respectively, of their 2007 AIP payout pursuant to the Deferred Compensation Plan.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

The values in Column H represent the aggregate increase in the actuarial present value of benefits earned by each named executive during 2007 and 2006 under the Company’s defined benefit pension plan (“Pension Plan”) and the SERP, including the SERP’s supplemental death benefit provision. These values do not represent cash received by the named executives in 2007 or 2006; rather, these amounts are annual accounting service costs deducted as operating expenses by the Company. The expense represents future retirement payments we project will be made to each named executive. Changes in the present value of the Pension and the SERP from December 31, 2006 to December 31, 2007 resulted from an additional year of earned service, compensation changes, and the increase (or decrease) in value caused by the change in the discount rate used to value the obligation. The zero values in Column H for 2007 reflect that the pension plan discount rate increased compared to 2006. Mr. Madison’s Column H value for 2007 also reflects that he became fully vested in his benefit. Generally, these payments commence upon the latter of age 55 or the named executive’s separation from the Company. The projected annual payments are included in the table on page 42 under the “Retirement” event. The present value of our accumulated benefit obligation for each named executive is included in the table on page 38, “Pension Benefits.” These values are reviewed by our Compensation Committee in conjunction with their Tally Sheet analysis. No changes were made as a result of the 2007 review. An explanation of why we use the SERP and its relationship to other compensation elements can be found in the CD&A on page 23, “Supplemental Executive Retirement Plan (SERP).”

Column H also would include any above-market or preferential earnings on deferred compensation paid by the Company. There were no such preferential earnings paid by the Company in 2007 or 2006.

All Other Compensation

Payments made to or on behalf of our named executives in Column I, “All Other Compensation” include the following:

•	Dividends on any restricted stock awards granted under the LTIP and not yet vested. Dividends on restricted stock are paid quarterly and at the same rate as dividends on Cleco common stock.

•	Contributions by Cleco under the 401(k) Savings Plan on behalf of the named executives.

•	Term life insurance premiums paid for the benefit of the named executives.

•	Expenses incurred for spousal travel on Company business.

•	Reimbursement to Mr. Madison for membership dues paid to the Southern Trace Golf Course and Club.

•

For 2007, value of the tax gross-up paid in December 2007 associated with the award of shares under the LTIP for the three-year performance cycle ended December 31, 2006. In the case of Mr. Charlton, who separated from the Company in 2007, value of the tax gross-up payments for the three-year performance cycles ended December 31, 2006 and December 31, 2007. For 2006, value of the tax gross-up paid in December 2006 associated with the award of shares under the LTIP for the three-year performance cycle ended December 31, 2005.

•	FICA tax due currently and paid by the Company on the annual increase in the named executive’s future SERP benefit.

•	Cash severance paid in 2007 to Mr. Charlton as a condition of his execution of a release and waiver upon his separation from the Company.

•

Imputed income to Mr. Charlton in 2007 as the result of the purchase of his residence by the Company. Our employment agreements provide for such a purchase at the higher of appraised value or documented cost. Mr. Charlton’s documented cost exceeded the fair market value by the amount stated.

The value of the Column I items for 2007 for each of our named executives is as follows:

	Mr. Madison	Ms. Nolen	Ms. Samil	Mr. Bausewine	Mr. Fontenot	Mr. Charlton
Cash Dividends on Restricted Stock	$11,435	$3,623	$6,799	$2,955	$3,639	$2,945
Cleco Contributions to 401(k) Savings Plan	$9,000	$9,000	$6,433	$6,283	$9,000	$9,000
Taxable Group Term Life Insurance Premiums	$810	$138	$330	$330	$18	$851
Spousal Travel	$15,185	$102	$609	$102	$0	$525
Membership Dues	$984	$0	$0	$0	$0	$0
LTIP Tax Gross-Up	$187,772	$65,002	$146,759	$60,269	$88,640	$166,727
FICA Tax on SERP	$15,516	$760	$1,455	$517	$127	$606
Severance	$0	$0	$0	$0	$0	$25,000
Imputed Income (Home Purchase)	$0	$0	$0	$0	$0	$269,382

Total Other Compensation	$240,702	$78,625	$162,385	$70,456	$101,424	$475,036

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards (AIP)			Estimated Future Payments Under Equity Incentive Plan Awards (LTIP)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Stock Closing Price on Grant Date (if different from Grant Price)
		Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
A	B	C	D	E	F	G	H	I	J	K	L
Mr. Madison	01/01/07	$87,106	$316,750	$490,963	12,754	24,478	48,956
Ms. Nolen	01/01/07	$29,700	$108,000	$167,400	3,690	7,082	14,164
Ms. Samil	01/01/07	$51,233	$186,300	$288,765	5,967	11,452	22,904
Mr. Bausewine	01/01/07	$22,000	$80,000	$124,000	3,075	5,902	11,804
Mr. Fontenot	01/01/07	$22,221	$80,803	$125,245	2,071	3,974	7,948
Mr. Charlton (1)	01/01/07	$0	$0	$0	595	1,142	2,284

(1)	Mr. Charlton was not eligible for a payout under the 2007 AIP. His 2007 LTIP target has been adjusted to reflect the number of days worked in the 2007 through 2009 performance cycle.

General

The target values for each of the incentive plans—AIP and LTIP—are determined annually as part of a comprehensive review of executive officer compensation. This review, conducted by Hewitt, the independent compensation consultant retained by the Compensation Committee, includes comparisons of base salary and annual and long-term incentive levels of Cleco executive officers versus the Base Peer Group as detailed in the CD&A on page 14, “Compensation and Benefits Philosophy.” Targets for both the AIP and the LTIP are established as a percentage of base salary and stated in their dollar/share equivalent in the table above.

Estimated Future Payments under Non-Equity Incentive Plan Awards (AIP)

The AIP has a minimum payout of zero, a threshold payout of 27.5% of target, and a maximum possible payout of 155% of target. Since the customer satisfaction goal and safety goals are paid on an all or none basis, the only measure contributing to a potential threshold payout under the AIP is the financial performance goal (EPS and relative return on invested capital). A threshold AIP payout would be paid when the EPS target value is achieved and the Company’s relative return on invested capital is in the 1st through the 30th percentile of the Incentive Peer Group. A target award would be paid when the EPS target is achieved and relative return on invested capital is greater than the 45th and up to the 60th percentile. A maximum payout would be paid when EPS is $0.126 above target and relative return on invested capital is greater than the 75th and up to the 100th percentile of the Incentive Peer Group. The values in Columns C, D, and E in the “Grants of Plan-Based Awards” table represent the potential AIP payout dollars for the threshold, target, and maximum payouts, respectively. The chart below lists the corresponding payout percentages by named executive. Mr. Charlton is excluded from this data because he was not eligible to receive a 2007 AIP award.

	2007 AIP
Name	Threshold as % of Base Salary	Target as % of Base Salary	Maximum as % of Base Salary
Mr. Madison	19.250%	70%	108.50%
Ms. Nolen	12.375%	45%	69.75%
Ms. Samil	16.500%	60%	93.00%
Mr. Bausewine	11.000%	40%	62.00%
Mr. Fontenot	11.000%	40%	62.00%

See page 30, “Non-Equity Incentive Plan Compensation” for a discussion of 2007 AIP award calculations.

Estimated Future Payments under Equity Incentive Plan Awards (LTIP)

The LTIP has a minimum payout of 0% of target and a maximum possible payout of 200%. The performance measure used for the three-year LTIP performance cycle beginning January 1, 2007 and ending December 31, 2009 is Cleco’s total shareholder return relative to the Incentive Peer Group. This relative performance is determined by dividing the total shareholder return percentile range of 100% equally across 12 levels. The maximum payout of 200% is payable if the relative total shareholder return percentile ranking is at the 100th percentile. A target payout of 100% is payable if the relative total shareholder return percentile ranking is between the 45.4 percentile and the 54.5 percentile. A threshold payout of 52.1% is payable if the relative total shareholder return percentile ranking is at the 36.3 percentile. A total shareholder return percentile ranking below the 36.3 percentile results in no award. Payouts between threshold and maximum are calculated on a straight-line basis. An explanation of how the LTIP target level is determined can be found in the CD&A on page 21, “Performance-Based Restricted Stock and CEUs.”

The shares listed in Columns F, G, and H in the “Grants of Plan-Based Awards” table represent the potential payouts under the LTIP for the 2007 through 2009 performance cycle. The chart below details the target payout for each of the named executives expressed as a percentage of base salary.

Name	2007 LTIP Target as % of Base Salary
Mr. Madison	110%
Ms. Nolen	60%
Ms. Samil	75%
Mr. Bausewine	60%
Mr. Fontenot	40%

Outstanding Equity Awards at 2007 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options - # Exercisable	Number of Securities Underlying Unexercised Options - # Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
A	B	C	D		E	F	G	H	I
Mr. Madison	6,000 0	3,000 60,000	$ $	16.375 22.000	10/01/2013 01/27/2016	4,450	$123,710	60,093	$1,670,585
Ms. Nolen	1 3,333 3,333 4,000 5,000	0 0 0 0 0	$ $ $ $ $	19.205 20.355 21.580 22.250 24.250	07/23/2009 07/23/2009 07/23/2009 07/27/2011 04/17/2012	1,175	$32,665	16,428	$456,698
Ms. Samil	9,000 1,226	0 614	$ $	20.375 16.250	10/01/2011 07/25/2013	825	$22,935	31,349	$871,502
Mr. Bausewine	6,000 3,334 3,333 3,333 6,667 6,667 6,666 4,000	0 0 0 0 0 0 0 0	$ $ $ $ $ $ $ $	16.125 19.205 20.355 21.580 21.960 23.280 24.675 22.250	07/23/2009 07/23/2009 07/23/2009 07/23/2009 07/28/2010 07/28/2010 07/28/2010 07/27/2011	525	$14,595	14,250	$396,150
Mr. Fontenot								12,747	$354,367
Mr. Charlton (2)								4,838	$134,496

(1)	Valued at $27.80 per share, the closing price of Cleco common stock on December 31, 2007.
(2)	Effective August 1, 2007, Mr. Charlton ceased to be the Senior Vice President & COO–Cleco Midstream Resources. He exercised his vested options as of such date (43,000 shares). Outstanding equity incentive awards represent a pro-rated portion of target shares granted to Mr. Charlton for the LTIP cycles beginning January 1, 2006 and January 1, 2007. The number of pro-rated shares was calculated using the ratio of days worked in each of the three-year performance cycles to total days in the performance cycle multiplied by the original target.

General

In addition to the restricted stock and common stock equivalent units granted in 2007, the named executives each have outstanding grants issued prior to 2007. This table details the outstanding equity-related awards as of December 31, 2007.

Option Awards

The options outstanding shown in Columns B and C represent grants made over the period July 1999 to January 2006. Stock option grants typically vest in increments of one-third beginning on the third anniversary of the grant date. Consequently, grants may start to be exercised beginning in year four extending through year ten. All grants expire ten (10) years from the date of grant as shown in Column E. Option exercise prices shown in Column D are set at the fair market value on the date of grant or at an assumed growth rate above the fair market value on the date of grant. The fair market value on the date of grant is calculated as the average of the high and low trading prices of Cleco common stock on the date of grant rounded to the nearest eighth.

The option grants covering 9,000 shares of Cleco common stock made to Mr. Madison and Ms. Samil were approved by our Compensation Committee as part of their initial hiring. The option grant covering 60,000 shares of Cleco common stock was made to reward Mr. Madison for implementation and execution of key strategic initiatives and to bring his total direct compensation further into alignment with the Base Peer Group. The remaining awards shown in Column B were approved as part of larger group awards. The purpose of our group option awards is described in the CD&A on page 22, “Stock Options.”

Stock Awards

The shares in Column F represent grants of time-based restricted stock made to the named executives in May 2005. The criterion for the lapse of restrictions on these shares is continued employment. The shares granted in May 2005 were awarded to certain executive officers upon promotion to the new positions. The market values for these stock awards are based on the closing price of Cleco common stock on December 31, 2007.

The shares in Column H represent target shares granted under the LTIP for the three-year performance cycles beginning January 1, 2005, January 1, 2006, and January 1, 2007. The market values for these stock awards are based on the closing price of Cleco common stock on December 31, 2007.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
A	B	C	D	E
Mr. Madison	0	$0	12,685	$315,431
Ms. Nolen	6,333	$68,549	5,182	$129,145
Ms. Samil	0	$0	10,242	$254,801
Mr. Bausewine	0	$0	4,252	$105,732
Mr. Fontenot	66,000	$548,586	6,817	$169,816
Mr. Charlton	43,000	$83,180	14,508	$363,584

General

The “Option Exercises and Stock Vested” table details the value received during 2007 by each of the named executives as a result of the exercising of stock options and/or vesting (i.e. the lapse of restrictions) of previously awarded restricted stock.

Option Awards

The value realized on exercise of options (Column C) is based on the closing price of Cleco common stock on the date of exercise. Ms. Nolen exercised options covering 6,333 shares of Cleco common stock on May 7, 2007. The closing price of Cleco common stock on that date was $28.57. Mr. Fontenot exercised options covering 66,000 shares of Cleco common stock on May 9, 2007. The closing price of Cleco common stock on that date was $28.31. Mr. Charlton exercised options covering 43,000 shares of Cleco common stock on September 4, 2007. The closing price of Cleco common stock on that date was $23.24.

Stock Awards

The number of stock award shares vested in Column D represents shares awarded in January 2007 for the three-year LTIP cycle ended December 31, 2006. The payout on this LTIP cycle was determined by the Company’s relative total shareholder return over the three-year performance period January 1, 2004 through December 31, 2006. In order for an award to be made, the Company had to achieve a relative total shareholder return over the three-year performance cycle at or above the 30th percentile of companies included in the S&P Small and MidCap Electric and Multi Utilities Index. Cleco’s rank, as verified by Hewitt, was at the 64.5 percentile based on a total shareholder return of 62.91%. This performance resulted in a payout of 129% of target.

The value of the LTIP award (Column E) was determined based on the closing price of the Company’s stock on the date of award, or in the case of the opportunity shares (shares awarded for above-target performance), 180 days following the date of the award, as required by IRC Section 83. Details of the LTIP shares awarded to each of the named executives and their corresponding values were:

	LTIP Performance Cycle Ended December 31, 2006
Name	Target Shares (#)	Target Share Value ($ per share)	Opportunity Shares (#)	Opportunity Share Value ($ per share)	Total Value
Mr. Madison	8,670	$25.11	2,515	$23.81	$277,586
Ms. Nolen	3,001	$25.11	871	$23.81	$96,094
Ms. Samil	6,776	$25.11	1,966	$23.81	$216,956
Mr. Bausewine	2,904	$25.11	843	$23.81	$92,991
Mr. Fontenot	4,093	$25.11	1,187	$23.81	$131,038
Mr. Charlton	4,824	$25.11	1,399	$23.81	$154,441

In addition to the LTIP shares awarded for the three-year performance cycle ended December 31, 2006, Mr. Charlton also was awarded pro-rata portions of target and opportunity shares for the LTIP three-year performance cycle ended December 31, 2007, at separation. The number of pro-rated shares for the LTIP cycle ended December 31, 2007 was determined by the number of days worked in the three-year performance cycle. We do this to recognize services rendered by the separated employee. The value assigned to Mr. Charlton’s shares at termination was determined based on the closing price of Cleco common stock on August 1, 2007. Mr. Charlton was awarded 7,516 additional shares of Cleco common stock with a total value of $189,741. Starting with the 2006 LTIP performance cycle, our Compensation Committee decided that such pro-rated service will be compensated only if the performance cycle actually awards. As such, separated LTIP participants will no longer receive pro-rated LTIP awards until the performance cycle has completed and only then if an award is approved.

The values shown above do not include the value of the tax gross-up associated with the award of LTIP shares for the three-year performance cycle ended December 31, 2006, and in the case of Mr. Charlton, shares awarded at separation. Historically, the value of the gross-up has added approximately 67% to the value of the award, which was taken into account when target award levels were compared to the Base Peer Group. These values are reflected in Column I, “All Other Compensation,” of the Summary Compensation Table and are detailed by named executive in the “All Other Compensation” discussion beginning on page 32. Our Compensation Committee approved this design to offset the requirement that award recipients hold the stock for three years beyond the award date. Starting with the 2006 LTIP performance cycle, the tax gross-up feature was eliminated, the addition of CEUs was approved to address the tax payment issue, and the LTIP target award levels were adjusted by Hewitt to reflect the change in design.

The number of stock award shares vested in Column D also includes time-based restricted stock granted in January 2004 that vested December 31, 2006. Mr. Madison received 1,500 shares, Ms. Nolen received 1,310 shares, Ms. Samil received 1,500 shares, Mr. Bausewine received 505 shares, Mr. Fontenot received 1,537 shares, and Mr. Charlton received 769 shares. The grants were made to a group of our employees, including these named executives, to recognize individual contributions to positive company performance in 2003.

Pension Benefits

Name	Plan Name(s)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Mr. Madison	Cleco Corporation Pension Plan Cleco Corporation SERP	4 4	$ $	171,308 4,324,537	$ $	0 0
Ms. Nolen	Cleco Corporation Pension Plan Cleco Corporation SERP	24 24	$ $	422,355 705,420	$ $	0 0
Ms. Samil	Cleco Corporation Pension Plan Cleco Corporation SERP	6 6	$ $	148,978 1,672,253	$ $	0 0
Mr. Bausewine	Cleco Corporation Pension Plan Cleco Corporation SERP	21 21	$ $	514,873 748,868	$ $	0 0
Mr. Fontenot	Cleco Corporation Pension Plan Cleco Corporation SERP	21 21	$ $	320,104 533,120	$ $	0 0
Mr. Charlton	Cleco Corporation Pension Plan Cleco Corporation SERP	6 10	$ $	221,408 2,128,156	$ $	8,430 59,470

General

The Company provides executive officers who meet certain tenure requirements benefits from the Pension Plan and the SERP. Vesting in the Pension Plan requires five (5) years of service with the Company. All of the named executives are fully vested in the qualified plan with the exception of Mr. Madison, who will be fully vested on October 1, 2008. Vesting in the SERP requires ten (10) years of service; however, as a condition of their employment, Mr. Madison, Ms. Samil, and Mr. Charlton were allowed shorter vesting periods in the SERP, four (4) years, five (5) years and five (5) years, respectively. All of the named executives are fully vested in the SERP.

The number of years of credited service is the same for both the qualified plan and the SERP for each of the named executives with the exception of Mr. Charlton. Mr. Charlton was not given credit under the qualified plan for years of service prior to 2001 when he was President of a wholly owned affiliate of Cleco.

The present value of each of the named executive’s accumulated benefit values was actuarially calculated and represents the values as of January 1, 2008. These calculations were made pursuant to the terms and conditions of the SERP using the projected unit credit method for valuation purposes. The discount rate used was the same as set forth in Note 9 of the “Notes to Financial Statements” in the Company’s 2007 Form 10-K, or 6.48%. Other material assumptions relating to the SERP valuation include use of the RP-2000 mortality table (gender distinct), assumed retirement at age 65, and retirement payments in the form of joint and 100% survivor with 10 years certain payment. In the case of Mr. Madison, the form of payment is joint and 50% survivor.

The sum of the change in actuarial value of the Pension Plan during 2007 and the change in value of the SERP is included in Column H, “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” in the Summary Compensation Table. Negative changes are reported as zero.

Pension Plan

The Cleco Corporation Pension Plan as amended, restated and continued effective January 1, 2001, is a defined benefit plan funded entirely by employer contributions. Benefits under the plan are determined by years of service and the average of the highest annual earnings over five (5) consecutive years during the last 10 years of service preceding retirement. Earnings include base pay, cash bonuses, merit lump sums, imputed income with respect to life insurance premiums paid by the Company, pre-tax contributions to the 401(k) Savings Plan, salary deferrals to the Deferred Compensation Plan, and any other form of payment taxable under IRC Section 3401(a). Earnings exclude reimbursement of expenses, gifts, severance pay, moving expenses, outplacement assistance, relocation allowances, welfare benefits, payments for opting out of employer welfare benefit plans, benefits accrued (other than salary deferrals) or paid pursuant to the Deferred Compensation Plan, the value of benefits accrued or paid (including dividends) under the LTIP, income from the exercise of stock options, and income from disqualifying stock dispositions. For 2007, the amount of earnings was limited to $225,000 as prescribed by the Internal Revenue Service (“IRS”).

The formula for calculating the defined benefit under the Pension Plan is as follows:

1.	Defined Benefit = Annual Benefit + Supplement Benefit

2.	Annual Benefit = Final Average Earnings × Years of Service × Pension Factor

3.	Supplement Benefit = (Final Average Earnings – Social Security Covered Compensation) × Years of Service × .0065

The pension factor varies with the retirement year. For 2007, the applicable factor was 1.37%. Social Security covered income is prescribed by the IRS based on the year of birth.

Benefits from the Pension Plan are generally paid at normal, late or early retirement dates. Normal retirement entitles the participant to a full retirement pension at age 65 with five years of service. A participant may elect to delay retirement past age 65 as long as he/she is actively employed. Years of service continue to accumulate (up to a maximum of 35) and earnings continue to count toward the final earnings calculation. If a participant chooses to retire after age 55 but before normal retirement age, the amount of the annual pension benefit is reduced by 3% per year between ages 55 and 62, such that at age 55 the normal pension benefit would be reduced by 21%.

Mr. Charlton was fully vested in the Pension Plan. He began receiving payments from the Pension Plan on August 1, 2007.

Effective August 1, 2007, the Pension Plan was closed to new participants. Employees hired on or after August 1, 2007 are eligible to participate in an enhanced 401(k) Savings Plan. The Company’s officers, including the named executives, were not impacted by these changes.

SERP

The SERP, when combined with payments from the Pension Plan and payments received from any prior employers’ defined benefit plans, provides retirement income up to 65% of an executive officer’s final earnings at age 65. Final earnings under the SERP are based on the sum of the highest annual salary paid during the five years prior to termination of employment and the average of the three highest AIP awards paid to the participant during the preceding 60 months. The SERP benefit rate is reduced by two percent per year for each year a participant retires prior to age 65, with a minimum benefit rate of 45%. This benefit rate is also subject to an early retirement reduction factor equivalent to the Pension Plan should a participant separate from the Company prior to age 55. For example, if a SERP participant were to terminate at age 50 and subsequently elect to start receiving their benefit at age 55, the benefit rate would be 35.6%. This is the product of the minimum SERP benefit of 45% reduced by another 21%. Mr. Madison and Ms. Samil will receive reduced payments from the SERP because of pension payments to be received from former employers.

The SERP also contains a supplemental death benefit. The supplemental death benefit was added in 1999 at the time we formed the holding company to reflect market practice. If a SERP participant dies while actively employed, the amount of the supplemental death benefit is equal to the sum of two times the participant’s annual base salary as of the date of death and the participant’s target bonus payable under the AIP for the year in which death occurs. If a participant dies after commencement of benefits under the SERP (i.e., following retirement), the amount of the supplemental death benefit is equal to the sum of the participant’s final annual base salary and the participant’s target bonus payable under the AIP for the year in which the participant retired or otherwise terminated employment. The supplemental death benefit is not dependent on years of service.

Nonqualified Deferred Compensation

Name	Executive officer contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($) *
A	B	C	D	E	F
Mr. Madison	$336,343	$0	$175,236	$0	$1,323,341
Ms. Nolen	$0	$0	$0	$0	$0
Ms. Samil	$0	$0	$63,311	$0	$974,646
Mr. Bausewine	$15,600	$0	$10,746	$0	$134,077
Mr. Fontenot	$30,358	$0	$42,236	$0	$220,011
Mr. Charlton	$0	$0	$0	$0	$0

*	On average, the year-end balances shown in Column F are made up of 79% salary and bonus deferrals made solely by executive officers and 21% earnings on such deferrals.

Deferred Compensation

Our named executives and other key employees are eligible to participate in the Company’s Deferred Compensation Plan. Participants are allowed to defer up to 50% of their base salary and up to 100% of their annual cash bonus, as reported in Columns C and G in the Summary Compensation Table. Consequently, the executive officer contributions listed in Column B above are made by the participant and not by Cleco. Mr. Madison, Mr. Bausewine, and Mr. Fontenot elected to participate in the Deferred Compensation Plan during 2007. Deferral elections were made prior to the beginning of 2007 as required by the regulations under IRC Section 409A. There are no matching contributions made by the Company.

Deferrals become general funds for use by the Company to be repaid at a pre-specified date to the participant. Short-term deferrals may be paid out as early as five years following the end of the plan year (i.e., year in which compensation was earned). Retirement deferrals are paid at the later of termination of service or the attainment of an age specified by the participant. Amounts deferred are placed in mutual fund investment accounts managed by a third-party administrator. A bookkeeping account is maintained for each participant that records deferred salary and/or bonus, as well as earnings on deferred amounts. Earnings are determined by the performance of various mutual funds recommended to management by the plan administrator. These funds are selected based on risk/return criteria similar to the 401(k) Savings Plan. Each participant selects which of these mutual funds will be used to determine the earnings on their own accounts. The Deferred Compensation Plan is not intended to provide for the payment of above-market or preferential earnings (as these terms are defined under the SEC regulations) on compensation deferred under the plan. As such, the plan does not provide a guaranteed rate of return.

Potential Payments at Termination or Change in Control

The table on page 42 lists the estimated payments that would be made to our named executives assuming the following separation events occurred as of December 31, 2007: retirement; disability; death; termination for cause; constructive termination and termination without cause; termination in connection with a business transaction; and change in control. Footnotes follow the table describing how the estimated payments are determined. Some of the potential severance payments are governed by the separate documents establishing our AIP, LTIP, and SERP and some are governed by provisions included in the employment agreements that we have entered into with each of our named executives.

The Company uses its employment agreements to attract and retain executive talent and to ensure that their actions are aligned with the interests of Cleco and its shareholders. Additionally, the agreements include provisions intended to protect the Company’s business and proprietary interests, including its intellectual property, human capital, and confidential information. The Company’s employment agreements may be designated as Level 1, Level 2 or Level 3. The terms of the agreements at each level are substantially the same, except for certain change in control benefits. Our named executives have executed Level 1 agreements, except for Mr. Fontenot who has executed a Level 2 agreement. The material provisions of our agreements are summarized below:

•

The agreements have an initial three-year term and two-year renewal terms thereafter. The initial term and renewal provisions address our intent to encourage retention and promote stability within our key executive positions.

•	Various payments are made in the event of an executive’s retirement, disability or death. Amounts payable are fully described in the following table and in Footnotes 1, 2 and 3 thereto.

•

No payments are made or benefits provided if an executive voluntarily resigns or there is a “for cause” termination, except for accrued wages, benefits earned under our qualified employee benefit plans and certain other benefits required by law to be provided. “Cause” is defined as an executive’s (i) act of fraud, embezzlement or theft or other intentional misconduct that is materially injurious to the Company’s financial condition or business reputation; (ii) intentional damage to Company property, including the wrongful disclosure of its confidential information; (iii) intentional refusal to perform the material duties of his/her position; (iv) failure to fully cooperate with government or independent agency investigations; or (v) material breach of his/her employment agreement.

•

Various payments are made and benefits provided in the event of an executive’s constructive termination or involuntary termination without cause. These payments and benefits are ordinarily greater than payments made on account of an executive’s retirement, death or disability to recognize that the underlying separation events are effectively initiated by the Company. Some of the payments are made contingent upon the execution of a waiver and release in favor of the Company. A “constructive termination” means a separation initiated by an executive on account of (i) a material reduction in base compensation, other than a reduction uniformly applicable to all officers; (ii) a material reduction in authority or job duties; or (iii) a material breach of the agreement by the Company that is not cured after notice. Amounts and benefits payable on account of constructive termination or termination without cause are fully described in the following table and in Footnote 5 thereto.

•

Various payments may be made and benefits provided in the event of a business transaction, described in Footnote 6 to the following table, or change in control, described in Footnote 7 to the table. These payments and benefits are provided to align our executives’ actions with the interests of our shareholders. Any payment made on account of a business transaction or change in control also requires that an executive be involuntarily terminated without cause or initiate a “good reason” separation, either within a specified period before or after the occurrence of the business transaction or change. For this purpose, “good reason” occurs if an executive (i) suffers a reduction in base compensation or a significant reduction in other benefits; (ii) experiences a significant reduction in job duties; (iii) is required to be away from his/her office significantly more in order to perform their job duties; or (iv) experiences a change in job location of more than 60 miles.

These basic provisions were reviewed and/or added by the Compensation Committee based on a 1999 study of prevailing market practices among companies similar to Cleco that was performed by TBG Financial and Watson Wyatt Worldwide. We believe the payments associated with each separation event balance the Company’s interests with the equitable treatment of our executive officers.

Some payments made and benefits provided under our employment agreements may be characterized as “deferred compensation” that is now subject to the provisions of IRC Section 409A. The Company ordinarily enters into a separation agreement with each executive when employment ends, which is used, in part, to modify either the time or form of separation payments and benefits to satisfy Section 409A.

Potential Payments at Termination or Change in Control

	Mr. Madison	Ms. Nolen	Ms. Samil	Mr. Bausewine	Mr. Fontenot
Retirement (1)
One-time payments to Named Executive upon retirement	$899,438	$299,125	$567,842	$247,940	$305,594
Tax payments made on behalf of Named Executive at retirement	$307,515	$106,168	$250,668	$102,741	$150,610
Annual retirement benefit payable to Named Executive	$363,144	$121,344	$155,616	$101,760	$111,852
Disability (2)
One-time payments to Named Executive upon disability	$899,438	$299,125	$567,842	$247,940	$305,594
Tax payments made on behalf of Named Executive at disability	$307,515	$106,168	$250,668	$102,741	$150,610
Annual disability benefit payable to Named Executive prior to retirement	$405,324	$153,600	$220,524	$128,808	$141,576
Annual retirement benefit payable to Named Executive	$345,756	$153,600	$196,980	$128,808	$141,588
Death (3)
One-time payments to Designated Beneficiary or Estate upon death	$2,121,188	$887,125	$1,375,142	$727,940	$790,413
Tax payments made on behalf of Named Executive upon death	$307,515	$106,168	$250,668	$102,741	$150,610
Annual survivor benefit payable to Spouse, Beneficiary or Estate—Year 1	$452,500	$240,000	$310,500	$200,000	$202,008
Annual survivor benefit payable to Spouse, Beneficiary or Estate—Years 2+	$363,144	$198,972	$237,432	$174,636	$188,304
Termination for Cause (4)
Annual retirement benefit payable to Named Executive	$0	$58,392	$16,128	$53,556	$53,688
Constructive Termination/Termination Without Cause (5)
One-time payments to Named Executive upon termination	$1,449,946	$637,133	$991,875	$545,948	$605,610
Tax payments made on behalf of Named Executive upon termination	$307,515	$106,168	$250,668	$102,741	$150,610
Annual medical plan continuation benefit payable to Named Executive for 1.5 years	$108	$0	$12,438	$7,470	$12,438
Business Transaction (6)
One-time payments to Named Executive upon termination	$4,307,139	$1,367,070	$2,335,747	$1,159,903	$1,064,552
Value realized as a result of accelerated vesting of stock options	$382,275	$0	$7,084	$0	$0
Tax payments made on behalf of Named Executive upon termination	$307,515	$106,168	$250,668	$102,741	$150,610
Incremental annual retirement benefit payable to Named Executive	$44,892	$28,848	$70,812	$41,364	$26,832
Annual medical plan continuation benefit payable to Named Executive for 1.5 years	$108	$0	$12,438	$7,470	$12,438
Change in Control (7)
One-time payments to Named Executive upon termination	$9,245,139	$3,222,972	$5,597,942	$2,844,553	$2,548,876
Value realized as a result of accelerated vesting of stock options	$382,275	$0	$7,084	$0	$0
Tax payments made on behalf of Named Executive upon termination	$307,515	$106,168	$250,668	$102,741	$150,610
Incremental annual retirement benefit payable to Named Executive	$44,892	$28,848	$70,812	$41,364	$26,832
Annual medical plan continuation benefit payable to Named Executive for 3 years	$108	$0	$12,438	$7,470	$12,438

(1)

Retirement—one-time payments represent a pro-rated share of 2007 AIP target, a pro-rated share of time-based restricted stock, and a pro-rated share of target and opportunity shares of restricted stock for the 2005 through 2007 LTIP performance cycle based on the price of our stock on December 31, 2007. Estimated income taxes owed on the restricted stock are paid by the Company. Estimated annual retirement benefits are provided from the Pension Plan and SERP. Payments are calculated using the assumptions set forth in the discussion following the “Pension Benefits” table and assume credited service through December 31, 2007. In the case of Mr. Madison, the annual retirement benefit assumes his retirement as of December 31, 2007, and is paid solely from the SERP. In the case of Ms. Nolen, Ms. Samil, Mr. Bausewine and Mr. Fontenot, the annual retirement benefit assumes commencement of benefits at the plans’ earliest retirement age, age 55.

(2)	Disability—one-time payments represent a pro-rated share of 2007 AIP target, a pro-rated share of time-based restricted stock, and a pro-rated share of target and opportunity shares of restricted stock for the 2005 through 2007 LTIP performance cycle based on the price of our stock on December 31, 2007. Estimated income taxes owed on the restricted stock are paid by the Company. Estimated annual disability benefits are payable when a total and permanent disability occurs and are paid until the executive’s normal retirement age, age 65. Estimated annual retirement benefits assume that the named executive attains age 65 and are calculated under the Plan and SERP using the assumptions described in Footnote 1, as well as the SERP provisions relating to disability.
(3)	Death—one-time payments represent a pro-rated share of 2007 AIP target, a pro-rated share of time-based restricted stock, a pro-rated share of target and opportunity shares of restricted stock for the 2005 through 2007 LTIP performance cycle based on the price of our stock on December 31, 2007 and a supplemental death benefit provided from the SERP. Estimated income taxes owed on the restricted stock are paid by the Company. Estimated annual survivor benefits are payable to a named executive’s surviving spouse for his/her life, or if there is no surviving spouse, to the named executive’s designated beneficiary for a period of ten years or, if no designated beneficiary is named, to the named executive’s estate for a period of ten years. Amounts are calculated under the Pension Plan and SERP using assumptions as set forth in Footnote 1, as well as the SERP provisions relating to death while in-service.
(4)	Termination for Cause—represents vested annual retirement benefit payable from the pension plan using the assumptions set forth in Footnote 1.
(5)	Constructive Termination/Termination without Cause—one-time payments are calculated as the greater of annualized base pay or base pay for the remaining initial term of the executive’s employment agreement, the named executive’s 2007 AIP target, a pro-rated share of non-vested time-based restricted stock, a pro-rated share of target and opportunity shares of restricted stock for the 2005 through 2007 LTIP performance cycle based on the price of our stock on December 31, 2007, and estimated expenses associated with the purchase of the named executive’s primary residence and relocation. Estimated income taxes owed on the restricted stock are paid by the Company. Annual medical plan continuation payments are assumed to be made at prevailing Consolidated Omnibus Budget Reconciliation Act (“COBRA”) rates for the coverage in force when the named executive terminates service. If the named executive is vested and of eligible retirement age, he/she also would receive the estimated annual retirement benefit described in Footnote 1. In the case of Mr. Charlton, who ceased to be the Senior Vice President & COO-Cleco Midstream Resources on August 1, 2007, one-time payments totaled $719,775; taxes paid on his behalf totaled $232,821, of which $166,727 was paid in 2007; and estimated payments to continue his medical coverage for a maximum period of 18 months total $9,439.
(6)	Business Transaction—one-time payments are calculated as the greater of annualized base pay or base pay for the remaining initial term of the executive’s employment agreement, the named executive’s 2007 AIP target, vesting of all time-based restricted stock, vesting of all target and opportunity shares of restricted stock for the 2005 through 2007, 2006 through 2008, and 2007 through 2009 LTIP performance cycles based on the price of our stock on December 31, 2007, and estimated expenses associated with the purchase of the named executive’s primary residence and relocation. Estimated income taxes owed on the restricted stock for the 2005 through 2007 LTIP performance cycle are paid by the Company. The incremental annual retirement benefit represents an additional amount payable from the SERP upon retirement, assuming full vesting and the crediting of three additional years of age under the plan’s benefit formula. If the named executive is vested and of eligible retirement age, he/she also would receive the estimated annual retirement benefit described in Footnote 1. Annual medical plan continuation payments are assumed to be made at prevailing COBRA rates for the coverage in force when the named executive terminates service.
(7)	Change in Control—one-time payments include a payment of three times the sum of base salary and 2007 AIP target, vesting of all time-based restricted stock, vesting of all target and opportunity shares of restricted stock for the 2005 through 2007, 2006 through 2008, and 2007 through 2009 LTIP performance cycles based on the price of our stock on December 31, 2007, estimated expenses associated with the purchase of the named executive’s primary residence and associated relocation, the estimated payment to the named executive for excise taxes owed under IRC Section 280(G) and a payment equal to three times the Company’s maximum annual 401(k) Savings Plan contribution applicable to the named executive. Estimated income taxes owed on the restricted stock for the 2005 through 2007 performance cycle are paid by the Company. The incremental annual retirement benefit represents the additional amount payable to the named executive under the SERP upon retirement, assuming full vesting and the crediting of an additional three years of age under the benefit formula. If the named executive is vested and of eligible retirement age, he/she also would receive the estimated annual retirement benefit described in Footnote 1. Annual medical plan continuation payments are assumed to be made at prevailing COBRA rates for the coverage in force when the named executive terminates service. Mr. Fontenot is not eligible for three times the Company’s maximum 401(k) Savings Plan contribution because he is a party to a Level 2 agreement.

DIRECTOR COMPENSATION

2007 Director Compensation

Name(1)	Fees Earned or Paid in Cash and/or Stock ($)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
A	B	C	D	E	F	G	H
J. Patrick Garrett, Chairman	$125,150	$31,115	$0	$0	$0	$2,022	$158,287
Sherian G. Cadoria	$52,650	$28,236	$0	$0	$0	$0	$80,886
Richard B. Crowell (2)	$52,204	$31,474	$0	$0	$0	$7,470	$91,148
F. Ben James, Jr.	$55,050	$78,674	$0	$0	$0	$7,294	$141,018
Elton R. King (2)	$51,920	$27,138	$0	$0	$0	$8,184	$87,242
William L. Marks	$55,900	$27,138	$0	$0	$0	$6,852	$89,890
Robert T. Ratcliff, Sr.	$53,000	$27,138	$0	$0	$0	$5,668	$85,806
William H. Walker, Jr.	$55,400	$27,138	$0	$0	$0	$5,432	$87,970
W. L. Westbrook (2)	$66,760	$31,474	$0	$0	$0	$0	$98,234

(1)	Mr. Madison is also a named executive officer and his compensation is included in the Summary Compensation Table on page 27. He does not receive any additional compensation for his service on the board of directors.
(2)	Mr. Crowell, Mr. King and Mr. Westbrook each have elected to receive all or a portion of their compensation as a member of the board of directors of the Company in the form of Cleco common stock. Mr. Westbrook also elected to defer receipt of his compensation under the Company’s Deferred Compensation Plan. The fair market value of Cleco common stock for purposes of calculating directors’ compensation is computed by averaging the high and low stock price at the close of business on the Monday following the quarterly board meetings. This average is rounded to the nearest eighth. Shares issued to the director are rounded up to a whole share, and the amount of actual compensation expense is the value of the rounded shares.
(3)	See Cleco Corporation’s 2007 Form 10-K, Note 7 to the financial statements for a discussion of the valuation of these stock awards.

General

Columns B, “Fees Earned or Paid in Cash and/or Stock;” E, Non-Equity Incentive Plan Compensation;” and G, “All Other Compensation” represent cash and/or stock compensation earned and/or received in 2007. Amounts shown in Column C, “Stock Awards,” represent the aggregate grant date fair value computed in accordance with SFAS No. 123(R) for annual restricted stock awards. The amounts shown in Column D, “Option Awards,” represent the aggregate grant date fair value computed in accordance with SFAS No. 123(R). The amounts shown in Column F, “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” represent any preferential earnings on amounts deferred under the Company’s nonqualified deferred compensation plan.

A non-management director may elect to participate in the Company’s Deferred Compensation Plan and defer the receipt of all or part of his or her fees, whether payable in cash or Cleco common stock and restricted stock. Benefits are equal to the amount credited to each director’s individual account based on compensation deferred plus applicable investment returns as specified by the director upon election to participate in the plan. Investment options are similar to those provided to participants in the 401(k) Savings Plan with the additional option to invest in Cleco common stock for non-management directors. Funds may be reallocated between investments at the discretion of the director. Accounts are payable in the form of a single-sum payment or in the form of substantially equal annual installments, not to exceed 15, when a director ceases to serve on the board of directors or attains a specified age.

Fees Earned or Paid in Cash and/or Stock

Directors who are Cleco employees receive no additional compensation for serving as a director. In 2007, compensation for non-management directors included annual retainer and meeting fees, restricted stock awards and insurance benefits under a group accidental death and dismemberment plan.

During 2007, each non-management director received an annual retainer of $25,000 and an additional annual fee of $5,000 if the director was a chairman of a committee other than the Audit Committee, the chairman of which received an additional annual fee of $10,000. The chairman of the Executive Committee receives no additional compensation for holding that position. In 2007, each non-management director also received the following meeting fees: $1,750 for each in-person board meeting attended; $1,500 for each in-person Audit Committee meeting attended; $1,350 for each in-person other committee meeting attended; and $500 for each day of telephone conference meeting attendance at a board or committee meeting including the informal meetings described above under “Proposal Number 1—Election of Three Class II Directors—Independence and Organization of the Board of Directors.” As chairman of the board of directors, Mr. Garrett receives an additional annual retainer of $75,000.

Effective January 1, 2008, the annual retainer for each non-management director increased to $35,000, and the additional annual retainer paid to Mr. Garrett as chairman of the board of directors increased to $85,000. The additional annual fee paid to each committee chairman did not change for 2008. However, effective January 1, 2009, the additional annual fee for the Audit Committee chairman will increase to $12,500. In addition, effective January 1, 2009, each non-management director also will receive $1,750 for each in-person Audit Committee meeting attended and $1,500 for each in-person other committee meeting attended.

Annual retainer and meeting fees are paid, at the election of each director, in the form of cash, Cleco common stock, or a combination of both cash and stock. Directors also may elect to defer receipt of their fees under the Company’s Deferred Compensation Plan. Mr. Westbrook made such an election in 2007 with respect to his fees paid in the form of Cleco common stock. Dividends credited to his deferred fees account in 2007 were $9,366. Effective January 1, 2007, Mr. Ratcliff elected to defer receipt of his fees paid in the form of cash. Mr. Garrett and Mr. Walker made elections to defer their fees paid in the form of Cleco common stock in years past, but not in 2007. Dividends credited to their deferred fees account balances in 2007 were $7,008 and $18,547, respectively.

Cleco reimburses directors for travel and related expenses incurred for attending meetings of Cleco’s board of directors and board committees, including travel costs for spouses/companions. During 2007, all non-management directors served the entire year.

Stock Awards

Beginning in January 2005, each non-management director receives an annual restricted stock award of Cleco common stock valued at $40,000, not to exceed 5,000 shares of stock in any year. The grant date of the award is the date of the January board meeting each year, and the valuation date of the stock is the first trading day of the year. The number of shares to be issued is determined by dividing 85% of the stock price on the valuation date into $40,000. Directors are not required to provide any consideration in exchange for the restricted stock award. Restrictions on the stock applicable to the award lapse after a six-year period measured from the date of the award or at the director’s retirement if earlier, and the stock cannot be sold or transferred during this period. Effective January 1, 2008, the value of this annual restricted stock award of Cleco common stock increased to $50,000.

The dollar value of the stock awards in Column C is based on the grant date fair value as required by SFAS No. 123(R) and does not represent cash received by the directors during 2007. The amounts may vary by director based on a director’s age and remaining years of service, such as the case with Mr. James who will be retiring in

April 2008 as discussed above under “Proposal Number 1—Election of Three Class II Directors.” Other factors may affect this amount, such as the $20,000 grant of restricted stock made to Mr. Garrett in July 2005. This grant was approved by the board of directors and awarded to Mr. Garrett for service related to his duties as chairman of the board.

Option Awards

Column D, “Option Awards,” reflects grants made to the Company’s directors providing them the opportunity to purchase shares of Cleco common stock at some future date at the fair market value of the stock on the date of the grant. The dollar value of stock option grants is based on the grant date fair value as required by SFAS No. 123(R). No stock options were granted to directors in 2007. Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Stock options add value to the recipient only when shareholders benefit from stock price appreciation and, as such, further align directors’ interests with those of our shareholders.

On May 7, 2007, Mr. Garrett exercised options covering 20,834 shares of Cleco common stock at exercise prices ranging from $14.75 to $22.25. The shares acquired upon exercise of these options were sold on the same day at $28.59. On May 7, 2007, Mr. Westbrook exercised options covering 1,750 shares of Cleco common stock at an exercise price of $16.25 and options covering 5,000 shares of Cleco common stock at an exercise price of $17.75. The shares acquired upon exercise of these options were sold on the same day at $28.49. On May 8, 2007, Mr. James exercised options covering 3,000 shares of Cleco common stock at an exercise price of $14.75. The shares acquired upon exercise of these options were sold on the same day at $28.32.

Non-Equity Incentive Plan Compensation

There were no non-equity incentive plan awards to the Company’s directors in 2007.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

Column F would include any above-market or preferential earnings on deferred compensation paid by the Company. There were no such preferential earnings paid by the Company in 2007. Cleco does not provide its directors with a pension plan.

All Other Compensation

Column G, “All Other Compensation,” includes the following:

•

Dividends paid on any restricted stock awards granted under the LTIP and not yet vested. Dividends on restricted stock are paid quarterly and at the same rate as dividends on shares of Cleco common stock. General Cadoria, Mr. Garrett, Mr. Ratcliff, Mr. Walker and Mr. Westbrook have elected to defer all or some of their restricted stock awards. Dividends on deferred restricted shares of Cleco common stock are not paid in cash, but instead are credited to the director’s deferred compensation account. Dividends credited in 2007 on deferred restricted stock balances were as follows: General Cadoria, $8,207; Mr. Garrett, $9,223; Mr. Ratcliff, $1,718; Mr. Walker, $4,402; and Mr. Westbrook, $7,660. Effective January 1, 2006, Mr. Walker made an election to stop deferring receipt of his restricted stock award. Effective January 1, 2008, Mr. Walker made an election to once again defer receipt of his restricted stock award. The dividends credited are not included in the table below or in Column G of the table above.

•	Expenses incurred for spousal/companion travel on Company business.

The values of the two “All Other Compensation” items are summarized in the chart that follows:

Name	Cash Dividends on Restricted Stock	Spousal/ Companion Travel	Total Other Compensation
Mr. Garrett	$0	$2,022	$2,022
General Cadoria	$0	$0	$0
Mr. Crowell	$6,852	$618	$7,470
Mr. James	$6,852	$442	$7,294
Mr. King	$6,852	$1,332	$8,184
Mr. Marks	$6,852	$0	$6,852
Mr. Ratcliff	$5,190	$478	$5,668
Mr. Walker	$3,667	$1,765	$5,432
Mr. Westbrook	$0	$0	$0

Cleco also provides its non-management directors with $200,000 of life insurance and permanent total disability coverage under a group accidental death and dismemberment plan maintained by Cleco Power LLC, a wholly owned subsidiary of Cleco. The total premium paid in 2007 for all coverage (exempt employees, officers, and directors) under this plan was $17,050.

Stock Ownership Requirements

In July 2005, the board of directors adopted stock ownership guidelines for its members. Under the guidelines, Cleco recommends that its current directors own common stock of Cleco having a value equal to at least five times the annual board retainer. New directors will have three years following their election to the board to meet this recommended stock ownership level, and current directors will have three years following each increase in the annual board retainer to meet this recommended stock ownership level. The intent of the guidelines is to encourage stock ownership by directors. Where the guidelines are not met within the applicable time, the matter will be reviewed by the Nominating/Governance Committee, which may determine to waive the guidelines or to make an appropriate recommendation to the board of directors. All current non-management directors meet these guidelines.

Interests of the Board of Directors

In 2007, no non-management member of Cleco’s board performed services for or received compensation from Cleco or its affiliates except for those services relating to his or her duty as a member of Cleco’s board.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the board of directors, composed entirely of independent directors (see “Proposal Number 1—Election of Three Class II Directors—Independence and Organization of the Board of Directors” above), includes five directors who also meet the additional requirements for independence as defined under the rules of the SEC and the NYSE listing standards applicable to compensation committee members. The Compensation Committee operates under a written charter adopted by the board of directors in January 2003 and last revised in July 2007, a copy of which is posted on Cleco’s Web site at www.cleco.com. A copy of this charter also is available free of charge by request sent to: Shareholder Services, Cleco, P.O. Box 5000, Pineville, LA 71361-5000.

The Compensation Committee is directly responsible for evaluating and establishing Cleco’s compensation and benefits philosophy as it relates to officers and other key employees; for establishing associated compensation and benefit plans and compensation and benefits levels of Cleco’s officers and other key employees; for retaining an independent consultant to advise the Compensation Committee on industry executive officer compensation and benefit practices and peer group comparisons; for annually evaluating, in conjunction with the Nominating/Governance Committee, the performance of the CEO in light of Cleco’s goals and objectives; for reviewing the CD&A with management and approving its content; for periodically reviewing the compensation practices and levels for Cleco’s board of director members and committee chairpersons; and for annually evaluating its own performance based upon the procedures recommended by the Nominating/Governance Committee of the board.

The Compensation Committee held four meetings during 2007 at which each of the above listed responsibilities was addressed, including a review and discussion of the CD&A with management. During these meetings, the Compensation Committee also met with its third-party consultant independent of management. The Compensation Committee also held one formal telephone meeting during 2007.

Based on the review and discussions referred to above, the Compensation Committee recommended to Cleco’s board of directors that the CD&A and related required compensation disclosure tables be included in Cleco’s Proxy Statement and Notice of Annual Meeting of Shareholders to be held on April 25, 2008 and in the 2007 Form 10-K, and filed with the SEC.

The Compensation Committee of the Board of Directors of Cleco Corporation

William H. Walker, Jr., Chairman

F. Ben James, Jr.

Elton R. King

William L. Marks

W. L. Westbrook

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are set forth above. There are no matters relating to interlocks or insider participation of the Compensation Committee members that Cleco is required to report.

R EPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors, composed entirely of independent directors (see “Proposal Number 1—Election of Three Class II Directors—Independence and Organization of the Board of Directors” above), includes five directors who also meet the additional requirements for independence as defined under the rules of the SEC and the NYSE listing standards applicable to audit committee members. The board of directors also has determined that Mr. Westbrook is an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee operates under a written charter adopted by the board of directors in April 2000 and last revised in July 2007, a copy of which is attached as Appendix B and is posted on Cleco’s Web site at www.cleco.com. A copy of this charter also is available free of charge by request sent to: Shareholder Services, Cleco, P.O. Box 5000, Pineville, LA 71361-5000.

Management has the responsibility for the preparation of Cleco’s financial statements, and PricewaterhouseCoopers LLP (the “Independent Auditors”) has the responsibility for the audit of those statements. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of the Independent Auditors; reviews the scope of audits; reviews and recommends to the board of directors financial reporting and accounting practices; and reviews Cleco’s procedures for internal auditing and the adequacy of the systems of internal controls of Cleco. On a quarterly basis, the Audit Committee reviews activity reported through Cleco’s Ethics Helpline, which provides a means for employees to anonymously seek guidance or report allegations of misconduct.

The Audit Committee held eight meetings, four of which were formal telephone meetings, during 2007. The meetings were designed to facilitate and encourage private communication between the Audit Committee and Cleco’s internal auditors, the Independent Auditors, and management.

During these meetings, the Audit Committee reviewed and discussed the financial statements with management of Cleco and the Independent Auditors. The discussions with the Independent Auditors included the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statements No. 89 and 90 (Audit Committee Communications). In addition, the Audit Committee received the written disclosures and the letter regarding independence from the Independent Auditors as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed this information with the Independent Auditors.

Based on the review and discussions referred to above, the Audit Committee approved the inclusion of the audited financial statements in Cleco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.

The Audit Committee of the Board of Directors of Cleco Corporation

W. L. Westbrook, Chairman

Brig. General Sherian G. Cadoria (U.S. Army Retired)

Richard B. Crowell

F. Ben James, Jr.

Robert T. Ratcliff, Sr.

PROPOSAL NUMBER 2—RATIFICATION OF APPOINTMENT OF CLECO’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Gene ral

Cleco is asking the shareholders to ratify the Audit Committee’s appointment of the firm of PricewaterhouseCoopers LLP as Cleco’s independent registered public accounting firm for the fiscal year ending December 31, 2008. The Audit Committee has appointed PricewaterhouseCoopers LLP as Cleco’s independent registered public accounting firm for the fiscal year ending December 31, 2008. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year, if the Audit Committee determines that such a change would be in Cleco’s and its shareholders’ best interests. Section 301 of the Sarbanes-Oxley Act of 2002 provides that the Audit Committee is directly responsible for the appointment, compensation, and oversight of the work of Cleco’s independent registered public accounting firm.

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, or its predecessor, Coopers & Lybrand LLP, has served as auditors of Cleco and its predecessor continuously since 1952. A representative of PricewaterhouseCoopers LLP is expected to attend the annual meeting of shareholders. If present, the representative will have an opportunity to make a statement during the meeting if he or she so desires and will respond to appropriate questions raised during the meeting.

RELATIONSHIP WITH ACCOUNTANTS

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for Cleco by PricewaterhouseCoopers LLP as of or for the years ended December 31, 2007 and 2006 were as follows:

	2007	2006
Audit	$1,551,165	$2,239,475
Audit Related	10,435	47,959
Tax	482,342	681,863
All Other	50,345	6,240

Total	$2,094,287	$2,975,537

The Audit fees for the years ended December 31, 2007 and 2006, respectively, were for professional services rendered for the audits of Cleco’s consolidated financial statements; the audit of the financial statements of certain Cleco subsidiaries; the audit of our internal controls in compliance with Section 404 of the Sarbanes-Oxley Act of 2002; consents and the issuance of comfort letters; and the review of documents filed with the SEC. The Audit fees for 2007 include $0.3 million associated with the 2006 audit of Cleco’s financial statements. The Audit fees for 2006 include $0.7 million associated with the 2005 audit of Cleco’s financial statements and $0.1 million related to an investigation pertaining to an allegation associated with auditor independence and other matters.

The Audit Related fees for the year ended December 31, 2007, were for professional services rendered for state-mandated obligations and a consent pertaining to the previous year’s employee defined contribution benefit plan audit. The Audit Related fees for the year ended December 31, 2006, were for accounting consultations and professional services rendered for the employee defined contribution benefit plan audit.

The Tax fees for the years ended December 31, 2007 and 2006, respectively, were for services related to tax compliance reviews, tax planning and tax advice, including assistance with and representation in tax audits and appeals; tax services for employee benefit plans; and requests for rulings or technical advice from tax authorities.

The All Other fees for the year ended December 31, 2007, were for the provision of an on-site continuing education program. The All Other fees for the year ended December 31, 2006, were for an annual license to access a financial reporting research website.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy requiring its pre-approval of all audit and non-audit services provided by the Independent Auditors. The policy requires the general pre-approval of annual audit services and specific pre-approval of all other permitted services. In determining whether to pre-approve permitted services, the Audit Committee considers whether such services are consistent with SEC rules and regulations. Furthermore, requests for pre-approval for services that are eligible for general pre-approval must be detailed as to the services to be provided. The Independent Auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the Independent Auditors in accordance with this pre-approval and the fees for the services performed to date. All of the 2007 and 2006 audit and non-audit services described above were pre-approved by the Audit Committee in accordance with the policy described above and pursuant to applicable rules of the SEC.

The board of directors unanimously recommends that you vote “FOR” the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as Cleco’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

ANNUAL REPORT

The enclosed 2007 Annual Report and the 2007 Form 10-K, which contains Cleco’s consolidated financial statements for the year ended December 31, 2007, accompany the proxy material being mailed to all shareholders. The 2007 Annual Report and the 2007 Form 10-K are not a part of the proxy solicitation material.

PROPOSALS BY SHAREHOLDERS

Any shareholder who intends to present a proposal at the 2009 annual meeting of shareholders and who requests inclusion of the proposal in Cleco’s 2009 proxy statement and form of proxy, in accordance with applicable SEC rules, must file such proposal with Cleco no later than November 13, 2008. Proposals should be addressed to: Cleco Corporation, P. O. Box 5000, Pineville, Louisiana 71361-5000, Attn: Corporate Secretary.

The Bylaws of Cleco also require advance notice of other proposals by shareholders to be presented at any meeting of Cleco shareholders. In the case of the 2009 annual meeting of shareholders, the required notice generally must be received by the Cleco corporate secretary no later than December 25, 2008. In order for a matter to be properly presented at the meeting, the notice also must set forth as to each such matter of business proposed:

•	a brief description of the matter and the reasons for conducting it at the meeting;

•	the shareholder’s name and address;

•	the name of all other persons, if any, with whom the shareholder is acting in concert;

•	the class and number of Cleco shares beneficially owned by the shareholder;

•	the class and number of Cleco shares beneficially owned by all other persons, if any, with whom the shareholder is acting in concert; and

•	any material interest of the shareholder’s or any person with whom the shareholder is acting in concert in the business proposed.

If a shareholder desires to nominate a director or amend Cleco’s Amended and Restated Articles of Incorporation or Bylaws at the 2009 annual meeting, the Bylaws require that the shareholder give written notice to Cleco’s corporate secretary no later than October 26, 2008.

The notice for nomination of a director must set forth, in addition to certain information regarding the business experience of and the shareholder’s relationship to his/her nominee:

•	the number of Cleco shares beneficially owned by the shareholder;

•	the names of all other persons, if any, with whom the shareholder is acting in concert; and

•	the number of Cleco shares beneficially owned by each such person.

For information concerning nomination of directors by the Nominating/Governance Committee, see the discussion under “Proposal Number 1—Election of Three Class II Directors—Director Nomination Process” in this proxy statement.

The notice for amendment of Cleco’s Amended and Restated Articles of Incorporation or Bylaws must be accompanied by:

•	the text of the shareholder’s proposed amendment;

•	evidence, reasonably satisfactory to Cleco’s corporate secretary, of the shareholder’s status as a shareholder and the number of Cleco shares beneficially owned by the shareholder;

•	a list of the names of all other persons, if any, with whom the shareholder is acting in concert, and the number of Cleco shares beneficially owned by them; and

•

an opinion of counsel, reasonably satisfactory to Cleco’s board of directors, to the effect that Cleco’s Amended and Restated Articles of Incorporation or Bylaws, as amended, would not conflict with Louisiana law.

Shareholders may obtain a copy of Cleco’s Bylaws, in which these procedures are set forth, upon written request to Corporate Secretary, Cleco Corporation, P. O. Box 5000, Pineville, Louisiana 71361-5000.

OTHER MATTERS

Management does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be presented to the meeting by others. If other matters properly come before the meeting or any adjournments or postponements, the persons named in the accompanying proxy and acting thereunder intend to vote in accordance with their best judgment.

All shares of Cleco common stock or Cleco preferred stock that a shareholder owns, no matter how few, should be represented at the annual meeting. The accompanying proxy therefore should be completed, signed, dated, and returned as soon as possible, or you should vote through the Internet as described in the enclosed proxy card.

By Order of Cleco’s Board of Directors,

Michael H. Madison President, Chief Executive Officer and Director

March 13, 2008

APPENDIX A

MAP OF LOCATION OF ANNUAL MEETING SITE

Country Inn & Suites
Pineville Convention Center

COUNTRY INN & SUITES by CARLSON
2727 MONROE HIGHWAY
PINEVILLE CONVENTION CENTER, RED RIVER
PINEVILLE, Louisiana 71360
INTERSTATE 49
TO SHREVEPORT
RED RIVER
HWY 1 TO NATCHITOCHES
HWY 71 TO SHREVEPORT
HWY 167
TO RUSTON
HWY 165 TO MONROE
CLECO SERVICEPLEX
HWY 71, 165, 167
HWY. 165 BUSINESS
FERRY RD.
DONAHUE
CLECO CORPORATE HEADQUARTERS
MAIN ST.
PINEVILLE REGIONAL OFFICE
CLECO SERVICE CENTER
HWY 28
PINEVILLE EXPRESSWAY
HWY 167 TO MARKSVILLE
N
BOLTON AVE.
HWY 28 TO LEESVILLE
JACKSON ST.
JACKSON ST EXTENSION
MACARTHUR DRIVE
HWY 165, 167, 71
MASONIC DRIVE
LEE ST.
HWY 1 TO MARKSVILLE
HWY 165 TO LAKE CHARLES
HWY 71, 167 TO LECOMPTE/BUNKIE
TO BATON ROUGE

A-1

APPENDIX B

CLECO CORPORATION

AUDIT COMMITTEE CHARTER

As Adopted by the Board of Directors in April 2000 and

Last Revised on July 20, 2007

I.	PURPOSE AND MISSION OF THE COMMITTEE

The primary functions of the Audit Committee are to oversee the accounting and financial reporting processes and audits of the financial statements of the Corporation, to review and approve the report that the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE) rules require to be included in the Corporation’s annual proxy statement and to otherwise assist the Board of Directors. (See attached Responsibilities Calendar.)

II.	DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

A.	The Audit Committee’s primary duties and responsibilities are to:

1.	Provide independent review of auditing, accounting and financial reporting processes;

2.	Advise the Board of Directors of needed changes in these processes;

3.	Review and evaluate the activities of both independent public auditors and internal auditors;

4.	Report regularly to the Board of Directors any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s internal control over financial reporting, the Corporation’s compliance with legal or regulatory requirements, and the Corporation’s antifraud program; and

5.	Annually evaluate its own performance based upon the procedures recommended by the Nominating/Governance Committee of the Corporation and adopted by the Board and based on criteria suggested by the Nominating/Governance Committee and approved by the Board.

B.	To fulfill these duties and responsibilities, the Audit Committee shall, with respect to:

1.	Committee Charter—Review and recommend to the Board of Directors changes to this Charter periodically as conditions dictate.

2.	Independent Auditors

a.	Be directly responsible for appointment, compensation, retention and oversight of the work of the independent auditors. The independent auditors will report directly to the Audit Committee;

b.	Establish procedures for pre-approval of all audit and non-audit services to be performed by the independent auditors;

c.	Assure that, on an annual basis, the independent auditors submit to the Audit Committee a formal written statement delineating all relationships between the auditors and the Corporation. The Audit Committee should review and discuss with the auditors all significant relationships the auditors have with the Corporation to determine the auditors’ independence;

d.

At least annually, obtain and review a report by the independent auditors describing the firm’s internal quality control procedures and any material issues raised by the most recent internal quality control reviews, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues;

e.	At least annually, obtain and review the report by the Public Company Accounting Oversight Board (PCAOB) of its annual inspection of the independent auditors’ compliance with the Sarbanes-Oxley Act of 2002, the PCAOB rules, the SEC rules, and the professional standards for performing audits and issuing audit reports;

f.	At least annually, evaluate the independent auditor’s qualifications, performance and independence, including a review and evaluation of the lead partner, and report the conclusions of the review to the full board;

g.	Periodically consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the Corporation’s financial statements;

h.	Review with the independent auditor any audit problems or difficulties and management’s response;

i.	Set clear policies on hiring employees or former employees of the independent auditors, taking into account the pressures that exist for auditors seeking a job with the Company which they audit;

j.	As determined by the Committee, ensure there is appropriate funding for payment of:

1.	Compensation of the independent auditors engaged to prepare and issue an audit report or perform other authorized audit, review or attest services;

2.	Compensation to any advisers engaged by the Committee; and

3.	Ordinary administrative expenses of the Committee.

3.	Internal Auditors

a.	Participate in the selection or removal of the Manager, Internal Audit;

b.	Annually review, revise and approve the charter of the Internal Audit Department;

c.	Review the regular internal reports to management prepared by the Internal Auditing Department and any related response from management;

d.	Review activities, organizational structure, and qualifications of the Internal Audit Department; and

e.	Periodically consult with the internal auditors out of the presence of management about internal controls and other work of the department.

4.	Financial Reporting Processes

a.	In consultation with the independent auditors and the internal auditors, review the integrity of the organization’s financial reporting processes, both internal and external;

b.	Consider the independent auditors’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting;

c.	Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent auditors, management, or the internal auditing department;

d.	Assure that management has the proper review system in place to ensure that the Corporation’s financial statements, reports and other financial information disseminated to governmental/regulatory organizations and the public satisfy legal requirements;

e.	Review and approve the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

f.	Review reports from management and the independent public auditors on their assessment of the Corporation’s internal controls over financial reporting;

g.	Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

h.	Review, with the Corporation’s counsel, any legal matter that could have a significant impact on the Corporation’s financial statements;

i.	Review the results of external audits in other financial, compliance and regulatory areas, including but not limited to audits of benefit trust plans, construction projects and compliance with regulatory agency rules; and

j.	Perform any other activities consistent with the Charter, the Corporation’s Bylaws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

5.	Process Improvement

a.	Establish regular and separate systems of reporting to the Audit Committee by management, the independent auditors, the internal auditors, and other employees regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments;

b.	Establish procedures for the receipt, retention, and treatment of complaints received regarding accounting, internal accounting controls, or auditing matters; and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters. Review and discuss an annual report from management regarding the status and effectiveness of this complaint reporting system;

c.	As it determines necessary to carry out its duties, engage independent counsel and other advisers;

d.	Discuss policies with respect to risk assessment and risk management as those policies relate to financial reporting and fraud, and receive reports from management, the internal auditors or the independent public auditors on suspected fraudulent activities;

e.	Review any significant disagreement among management and the independent auditors or the internal auditing department in connection with the preparation of the financial statements; and

f.	Review with the independent auditors, the internal auditing department, and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

III.	COMPOSITION OF THE COMMITTEE

The Audit Committee and its Chairperson shall be appointed by the Board and be comprised of three or more directors as determined annually by the Board, each of whom shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment from management and the Corporation. Each member of the Committee shall be an Independent Director, as determined by the Board pursuant to the requirements of Section 303A of the New York Stock Exchange Listed Company Manual. A member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors or any other board committee, (a) accept directly or indirectly any consulting, advisory, or other compensatory fee from the Corporation or its subsidiaries or (b) be an affiliated person of the Corporation or its subsidiaries.

As such qualifications are interpreted by the Board of Directors in its business judgment, each member shall be financially literate (have the ability to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement), or must become financially literate within a reasonable time after his or her appointment to the Audit Committee. At least one member of the Audit Committee must have accounting or related financial management expertise, as the Corporation’s Board of Directors interprets such qualification in its business judgment. The members of the Audit Committee will not serve simultaneously on the audit committees of more than three public companies.

IV.	OPERATION OF THE COMMITTEE

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee shall meet with management, the manager of the Internal Auditing Department, and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believes should be discussed privately. In addition, the Committee shall meet by telephone conference with the independent auditors and management quarterly to discuss any significant adjustments or required disclosures prior to the filing of the Form 10-Q and 10-K. The duties and responsibilities of the Audit Committee may not be delegated to other Committees of the Board of Directors.

A majority of the Committee shall constitute a quorum, but the affirmative vote of a majority of the whole Committee shall be necessary in every case to determine official actions of the Committee. The Committee shall keep regular minutes of its proceedings and report the same to the Board.

CLECO CORPORATION

AUDIT COMMITTEE

RESPONSIBILITIES CALENDAR

As last approved July 2007

Responsibility:		When Performed
		Jan	Feb	Apr	May	Jul	Aug	Oct	Nov	As Needed
1	Approve the report in the annual proxy statement required by the SEC and the NYSE	X
2	Annually evaluate the Audit Committee’s performance	X
3	Approve the Internal Audit Annual Plan and Strategy, and revisions to the plan and strategy	X								X
4	Review and discuss quarterly reports from the external auditors, the internal auditors and management	X		X		X		X
5	Review and approve the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management Discussion and Analysis of Financial Condition and Results of Operations.”		X		X		X		X
6	Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies		X		X		X		X	X
7	Review and recommend to the Board of Directors changes to the Audit Committee Charter			X						X
8	Review and approve revisions to the Internal Audit Department Charter			X						X
9	Review and discuss an annual report from management regarding the status and effectiveness of the complaint reporting system			X
10	At least annually, evaluate the independent auditor’s qualifications, performance and independence, including a review and evaluation of the lead partner, and report the conclusions to the full board. The evaluation should include obtaining (1) a report by the auditors describing the firm’s internal quality control procedures and any material issues raised by the most recent internal quality control reviews, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the past five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues; (2) a report from the auditor delineating all relationships between the auditors and the Company; and (3) the most recent report by the Public Company Accounting Oversight Board (PCAOB) of its annual inspection of the auditors’ compliance with the Sarbanes-Oxley Act of 2002, the PCAOB rules, the SEC rules and the professional standards for performing audits and issuing audit reports							X
11	Approve appointment of the external auditor for the coming year							X
12	Receive and review reports from management on complaints received regarding accounting, internal accounting controls, or auditing matters									X
13	Pre-approve all audit and non-audit services to be performed by the independent auditors									X
14	Review any significant disagreement among management and the independent auditors or the internal auditing department in connection with the preparation of the financial statements									X

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	C0123456789	12345

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A	Election of Directors —	The Board of Directors recommends a vote FOR all the nominees listed. To elect three Class II directors each of whom will serve until the annual meeting in 2011, or until their successors are elected and qualified.

1. Nominees: 01 - William L. Marks 02 - Robert T. Ratcliff, Sr. 03 - William H. Walker, Jr.	+

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees	01	02	03
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐

B  Proposals — The Board of Directors recommends a vote FOR Proposal 2.

For	Against	Abstain	Instructions: Unless otherwise specified below, this proxy authorizes the proxies named on the reverse side of this card to cumulate votes that the undersigned is entitled to cast at the annual meeting in connection with the election of Directors. To specify different instructions with regard to cumulative voting, mark the box below with an X and write your instructions on the line below.

2. To ratify the Audit Committee’s appointment of the firm of PricewaterhouseCoopers LLP as Cleco Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

☐	☐	☐

3. To transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof.	☐

C Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.

D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — Cleco Corporation

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 25, 2008

The undersigned hereby appoint(s) Michael H. Madison, Wade A. Hoefling and Judy P. Miller or any of them (each with full power to act alone and with power of substitution), as proxies, to represent the undersigned, and to vote upon all matters that may properly come before the meeting, including the matters described in the proxy statement furnished herewith (receipt of which is hereby acknowledged), subject to any directions indicated on the reverse side, with full power to vote all shares of capital stock of Cleco Corporation held of record by the undersigned as of the close of business on February 25, 2008, at the annual meeting of shareholders to be held on April 25, 2008, and any adjournment(s) or postponement(s) thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no specific directions are given, your shares will be voted FOR each of the proposals, including FOR the election of the three Class II director nominees listed on the reverse side hereof. The proxies retain the right to cumulate common stock votes, and to allocate such votes among, one or more of the nominees for director as such proxies shall determine, in their sole and absolute discretion, in order to maximize the number of such nominees elected to Cleco Corporation’s board of directors; unless the specific number of votes for directors is listed on the reverse side. The individuals designated above will vote in their discretion on any other matter that may properly come before the annual meeting and any adjournment(s) or postponement(s) thereof. The undersigned hereby revokes all proxies heretofore given in connection with the 2008 annual meeting of shareholders.

Please complete, sign, date and mail this proxy card in the accompanying postage-paid envelope unless you vote using the Internet.

(Items to be voted appear on reverse side.)

c/o Proxy Services Corporation 200 A Executive Drive Edgewood , NY 11717

VOTER CONTROL NUMBER

Your vote is important. Please vote immediately.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. However, voting using the Internet does not allow you to cumulate votes in the election of directors. If you wish to cumulate your director votes in a specific manner, you must complete and mail in the proxy card and follow the instructions for cumulative voting on the card.

THE WEB ADDRESS IS www.proxyvoting.com/cleco

IF YOU VOTE BY INTERNET, PLEASE DO NOT MAIL THE

PROXY CARD

THANK YOU FOR VOTING

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

        Annual Meeting Proxy Card

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A	Election of Directors —	The Board of Directors recommends a vote FOR all the nominees listed. To elect three Class II directors each of whom will serve until the annual meeting in 2011, or until their successors are elected and qualified.

1. Nominees: 01 - William L. Marks 02 - Robert T. Ratcliff, Sr. 03 - William H. Walker, Jr.	+

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees	01	02	03
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐

B Proposals — The Board of Directors recommends a vote FOR Proposal 2.

Instructions: Unless otherwise specified below, this proxy authorizes the trustee and the custodian named on the reverse side of this card to cumulate votes for the election of Directors with respect to the number of whole and fractional units representing shares of common stock allocated to the undersigned’s accounts in the plan(s). To specify different instructions with regard to cumulative voting, mark the box below with an X and write your instructions on the line below.

For	Against	Abstain

2. To ratify the Audit Committee’s appointment of the firm of PricewaterhouseCoopers LLP as Cleco Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

☐	☐	☐

3. To transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof.	☐

C  Non-Voting Items

Change of Address — Please print your new address below.

D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.

/ /

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — Cleco Corporation

PROXY SOLICITED ON BEHALF OF THE TRUSTEE OF THE CLECO POWER LLC 401(k) SAVINGS AND INVESTMENT PLAN

AND/OR THE CUSTODIAN OF THE CLECO CORPORATION EMPLOYEE STOCK PURCHASE PLAN FOR THE

ANNUAL MEETING OF SHAREHOLDERS ON APRIL 25, 2008

The undersigned participant in the Cleco Power LLC 401(k) Savings and Investment Plan and/or the Cleco Corporation Employee Stock Purchase Plan hereby appoints, as applicable, JPMorgan Chase Bank, trustee of the Savings and Investment Plan and/or The Bank of New York, custodian of the Employee Stock Purchase Plan (each, as applicable, with full power of substitution), as proxy(ies) with respect to the number of whole and fractional units representing shares of common stock allocated to the undersigned’s accounts in the plan(s) as of the close of business on February 25, 2008, to represent the undersigned, and to vote upon all matters that may properly come before the meeting, including the matters described in the proxy statement furnished herewith (receipt of which is hereby acknowledged), subject to any directions indicated on the reverse side, with full power to vote (and to cumulate votes, if applicable) at the annual meeting of shareholders to be held on April 25, 2008, and any adjournment(s) or postponement(s) thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned participant(s). If no specific directions are given, shares subject to this proxy will NOT be voted by the trustee and/or the custodian, as applicable. The trustee and the custodian retain the right to cumulate votes for directors unless instructed otherwise on the reverse side. The trustee and/or the custodian, as applicable, will vote, in their discretion, on any other matter that may properly come before the annual meeting and any adjournment(s) or postponement(s) thereof.

The undersigned hereby revokes all proxies heretofore given in connection with the 2008 annual meeting of shareholders with respect to common stock allocated to the undersigned in the plan(s).

Please complete, sign, date and mail this proxy card in the accompanying postage-paid envelope unless you vote using the Internet.